Execution Version

______________________________________________________
SECURITIES PURCHASE AGREEMENT
by and among
FLEETWOOD ALUMINUM PRODUCTS, LLC,
MASONITE CORPORATION,
FLEETWOOD ALUMINUM PRODUCTS, INC.,
THE SELLERS LISTED ON SCHEDULE I,
and
THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of October 19, 2023

TABLE OF CONTENTS
i

ANNEXES
Annex A        Definitions

EXHIBITS
Exhibit A        Example Calculation of Net Working Capital
Exhibit B         Form of Escrow Agreement

SCHEDULES
Schedule I         Sellers
Schedule II        Owners
Schedule III        Retained Assets and Retained Liabilities
Schedule IV         Direct Reports
Disclosure Schedules

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT, dated as of October 19, 2023 (this “Agreement”), is by and among Fleetwood Aluminum Products, LLC, a Delaware limited liability company (the “Company”), Masonite Corporation, a Delaware corporation (“Buyer”), Fleetwood Aluminum Products, Inc., a California corporation (“Holdco”), the parties listed on Schedule I hereto (collectively, “Sellers” and, each, a “Seller” and, together with Holdco, the “Selling Parties” and, each, a “Selling Party”), and Gary Gumbleton, in his capacity as the Sellers’ representative (the “Sellers’ Representative”). Except as otherwise indicated, capitalized terms used but not defined herein have the meanings set forth in Annex A of this Agreement.
WHEREAS, the parties listed on Schedule II hereto (collectively, “Owners” and, each, an “Owner”) collectively own all of the issued and outstanding shares of common stock (collectively, the “Shares”) of Holdco;
WHEREAS, prior to the date hereof, Holdco formed the Company and contributed all of its assets and liabilities to the Company except for the assets of Holdco set forth on Schedule III hereto (the “Retained Assets”) and the liabilities set forth on Schedule III hereto (the “Retained Liabilities”), such that immediately following such contribution, the Company became a Wholly Owned Subsidiary of Holdco (the “Pre-Closing Reorganization”);
WHEREAS, as a result of the Pre-Closing Reorganization, Holdco owns all of the issued and outstanding limited liability company membership interests of the Company (the “Equity Interests”); and
WHEREAS, Holdco desires to sell, transfer, assign, and deliver to Buyer, and Buyer desires to purchase and accept from Holdco, all of Holdco’s right, title and interest in and to the Equity Interests held by Holdco, on the terms and subject to the conditions set forth in this Agreement (the “Sale”).
In consideration of the premises, representations and warranties and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Buyer, Holdco, Sellers, and the Sellers’ Representative agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    The Closing. The closing of the Contemplated Transactions (the “Closing”) will, subject to the satisfaction or waiver of the conditions set forth in Article VI, be held by electronic exchange of documents for Closing in lieu of an in-person Closing (or such other place or places as the Parties hereto may mutually agree) on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VI are satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) or such other date or time as may be mutually agreed in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.2    Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, each Seller will cause Holdco to sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Holdco, all of Holdco’s right, title, and interest in and to all of the Equity Interests held by Holdco, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws and the applicable Governing Documents of the Company).
Section 1.3    Purchase Price.
(a)    Base Purchase Price. In consideration for the Equity Interests purchased pursuant to this Article I, at the Closing, Buyer shall pay, in accordance with the terms of this Article I, an amount equal to (i) Two Hundred and Eighty-Five Million dollars ($285,000,000), plus (ii) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, plus (iv) the Estimated Closing Cash, minus (v) the Estimated Closing Indebtedness, minus (vi) the Estimated Sellers Expenses, plus (vii) the Estimated Tax Gross-Up Amount (the result of such calculation, the “Estimated Purchase Price”). At the Closing, Buyer shall make the payments required by, and in accordance with, Section 1.3(c)(i).
(b)    Estimated Purchase Price. No less than five (5) Business Days prior to the anticipated Closing Date, the Sellers’ Representative shall deliver to Buyer a statement certified by the Sellers’ Representative (the “Estimated Closing Statement”) setting forth the Sellers’ Representative’s good-faith estimates of (A) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) Closing Cash (the “Estimated Closing Cash”), (C) Sellers Expenses (the “Estimated Sellers Expenses”), and (D) Closing Indebtedness (the “Estimated Closing Indebtedness”), which estimates shall be determined in a manner consistent with the definitions of “Closing Net Working Capital,” “Closing Cash,” “Sellers Expenses,” and “Closing Indebtedness,” contained herein, together with a calculation of the Estimated Purchase Price based upon the foregoing estimates, and in each case accompanied by reasonable supporting detail and data and schedules supporting the determination of each component item of the Estimated Closing Net Working Capital, and the wire transfer instructions for each payee. The Estimated Closing Statement shall be prepared in accordance with this Agreement, including the defined terms herein, and the Accounting Principles. Upon delivery of the Estimated Closing Statement, the Company shall provide Buyer and its Representatives with reasonable supporting documentation for the calculations included therein, provide Buyer and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees involved in the preparation of the Estimated Closing Statement for purposes of their review of the Estimated Closing Statement, and reasonably cooperate with Buyer and its Representatives in connection with such review, including providing on a timely basis all other information Buyer reasonably considers necessary or useful in connection with its review of the Estimated Closing Statement. The Sellers’ Representative shall reasonably consider any comments of Buyer or its Representatives made in good faith with respect to the Estimated Closing Statement; provided, however, that if the Sellers’ Representative and the Buyer did not reach agreement with respect to any comments made by Buyer or its Representatives to the Estimated Closing Statement, then the Estimated Closing Statement delivered by the Sellers’ Representative shall be used as the Estimated Closing Statement for purposes of this Agreement.

(c)    Deliveries and Proceedings at Closing. At the Closing:
(i)    Payments by Buyer. Buyer shall pay, or cause to be paid, the following amounts at the Closing, in each case by wire transfer of immediately available funds:
(A)    an amount equal to the Estimated Purchase Price less the sum of (x) the Sellers’ Representative Fund Amount, (y) the Indemnity Escrow Amount and (z) the Adjustment Escrow Amount, to Holdco for further distribution to Owners, in accordance with their respective Ownership Pro Rata Percentages, to the account designated in the Estimated Closing Statement;
(B)    an amount equal to the Adjustment Escrow Amount to Computershare Corporate Trust (the “Escrow Agent”), to the account (the “Adjustment Escrow Account”) designated by the Escrow Agent in writing to Buyer at least three (3) Business Days prior to the Closing, which Adjustment Escrow Amount shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall be used to secure the obligations of Sellers to Buyer with respect to any Purchase Price Decrease under Section 1.3(e)(ii);
(C)    an amount equal to the Indemnity Escrow Amount to the Escrow Agent, to the account designated by the Escrow Agent in writing to Buyer at least three (3) Business Days prior to the Closing, which Indemnity Escrow Amount shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement;
(D)    the Estimated Sellers Expenses, to the Persons and accounts designated in the Estimated Closing Statement (it being understood that any Estimated Sellers Expenses payable to former or current employees and officers of the Company shall be first paid to the Company, and then paid to such recipients through the Company’s payroll processes (net of withholding Taxes));
(E)    the Estimated Closing Indebtedness with respect to debt for borrowed money to each applicable creditor or payee to whom any such Estimated Closing Indebtedness will be owing as of the Closing, to the accounts designated in the Estimated Closing Statement; and
(F)    an amount equal to the Sellers’ Representative Fund Amount, to the Sellers’ Representative, to the account designated by the Sellers’ Representative.
(ii)    Deliveries by Sellers to Buyer. At the Closing, Sellers will cause Holdco to deliver to Buyer all of the certificates representing the Equity Interests (if certificated), duly endorsed for transfer or accompanied by duly executed transfer powers (or other form of assignment or transfer).
(iii)    Other Deliveries. The agreements, certificates, and other documents required to be delivered by each of the Parties pursuant to Article VI with respect to the Closing shall be delivered as set forth in Article VI.

(d)    Adjusted Purchase Price Determination.
(i)    Within ninety (90) days after the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyer’s good-faith calculation of the following: (A) the Closing Net Working Capital, (B) the Closing Cash, (C) the Sellers Expenses and (D) the Closing Indebtedness, which amounts shall be determined in a manner consistent with the definitions of “Closing Net Working Capital,” “Closing Cash,” “Sellers Expenses,” and “Closing Indebtedness,” contained herein, together with a calculation of the Adjusted Purchase Price based upon the foregoing amounts, and in each case accompanied by reasonable supporting detail and data and schedules supporting the determination of each component item of the Closing Net Working Capital.
(ii)    During the thirty (30) days immediately following the Sellers’ Representative receipt of the Closing Statement, the Sellers’ Representative shall have reasonable access during normal business hours to the books and records, outside accounting firm, working papers (subject to execution of customary access letters), and chief financial officer and other relevant employees of the Company for the purposes of completing the Sellers’ Representative’s review of the Closing Statement. The Closing Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by the Sellers’ Representative unless the Sellers’ Representative gives written notice of his disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of each item on the Closing Statement that the Sellers’ Representative disputes and the proposed correct amount of each such item (each, a “Disputed Item”). If a timely Notice of Disagreement is given by the Sellers’ Representative, then the Closing Statement (as revised as contemplated in the immediately following clause (A) or (B) below) shall become final and binding upon the Parties upon the earlier to occur of (A) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement and (B) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor pursuant to Section 1.3(d)(iii).
(iii)    During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and the Sellers’ Representative shall seek in good faith to resolve each Disputed Item specified in a Notice of Disagreement. If, at the end of such thirty (30)-day period (or such longer period mutually agreed between Buyer and the Sellers’ Representative), Buyer and the Sellers’ Representative fail to resolve any Disputed Item specified in a Notice of Disagreement, then the Sellers’ Representative and Buyer shall jointly engage KPMG LLP (or such other independent accounting firm mutually agreed upon by Buyer and the Sellers’ Representative, the “Independent Auditor”) for review and resolution of any such unresolved Disputed Items. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Auditor, Buyer and the Sellers’ Representative shall each prepare and submit a presentation detailing their respective complete statement of proposed resolution of each issue still in dispute to the Independent Auditor (and such presentation, and all other communications with the Independent Auditor, will be simultaneously made or delivered to the other party). Within the five (5) day period after submission of the presentations described in the foregoing sentence, each of Buyer and the Sellers’ Representative may in their discretion prepare and submit a response to the other’s presentation.

(iv)    The Independent Auditor shall (A) act as an expert and not as an arbitrator, (B) be bound by the principles set forth in this Agreement (and not by independent review), (C) limit its review to those Disputed Items set forth in any Notice of Disagreement that remain in dispute, and (D) not assign a value to any Disputed Item that is greater than the greatest value for such Disputed Item claimed by either the Sellers’ Representative or Buyer or less than the smallest value for such Disputed Item claimed by either such Party. There will be no ex parte communications between the Sellers’ Representative or Buyer, on the one hand, and the Independent Auditor, on the other hand, relating to the Disputed Items, other than written answers by the Sellers’ Representative or Buyer to written questions of the Independent Auditor (copies of which questions and answers shall be provided simultaneously to the other such Party).
(v)    The Independent Auditor shall be instructed to resolve such dispute promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Independent Auditor, and to render its final determination in writing setting forth in reasonable detail the basis upon which its determination was made. The Independent Auditor’s final determination as to each Disputed Item shall be final and binding on the Parties hereto, absent manifest error. Upon the resolution of all Disputed Items by Buyer and the Sellers’ Representative, or by the Independent Auditor pursuant to this Section 1.3(d)(v), as applicable, the Closing Statement shall be revised to reflect such resolution, including the final calculation of the Adjusted Purchase Price (the date of such final resolution, the “Final Determination Date”).
(vi)    The costs and expenses of the Independent Auditor in determining any such disputed matters shall be borne by Buyer, on the one hand, and Holdco, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Independent Auditor, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Independent Auditor at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to one thousand dollars ($1,000.00) and the Independent Auditor awards six hundred dollars ($600.00) in favor of the Sellers’ Representative’s position, sixty percent (60%) of the costs and expenses of the Independent Auditor would be borne by Buyer and forty percent (40%) would be borne by Holdco.
(e)    Adjustment of the Estimated Purchase Price.
(i)    If the Adjusted Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, a “Purchase Price Increase”), then within five (5) Business Days of the Final Determination Date, Buyer shall pay to Holdco, for further distribution to Owners, such Purchase Price Increase and Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Holdco, for further distribution to Owners in accordance with each Owner’s respective Ownership Pro Rata Percentage, all amounts then held in the Adjustment Escrow Account in accordance with the Escrow Agreement, by wire transfer of immediately available funds to the account designated by Holdco.
(ii)    If the Estimated Purchase Price exceeds the Adjusted Purchase Price (the amount of such excess, a “Purchase Price Decrease”), then within five (5) Business Days of the Final Determination Date, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release by wire transfer of immediately available funds to Buyer from the

Adjustment Escrow Account an amount equal to the lesser of (x) the Purchase Price Decrease and (y) the then-remaining Adjustment Escrow Funds; provided, that, if the Purchase Price Decrease is less than the then-remaining Adjustment Escrow Funds, then Buyer and the Sellers’ Representative shall also jointly instruct the Escrow Agent to release to Holdco, for further distribution to Owners in accordance with each Owner’s respective Ownership Pro Rata Percentage, the remaining balance of the Adjustment Escrow Funds by wire transfer of immediately available funds to the account(s) designated by such Seller. To the extent the Purchase Price Decrease exceeds the then-remaining Adjustment Escrow Funds, Buyer shall be entitled to recover (A) first, directly from Holdco, and if not paid by Holdco within five (5) Business Days of the Final Determination Date, (B) directly from Sellers, severally and not jointly, in accordance with their respective Indemnification Pro Rata Percentages.
(iii)    If the Adjusted Purchase Price equals the Estimated Purchase Price, then within five (5) Business Days of the Final Determination Date, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release to Holdco, for further distribution to Owners in accordance with each Owner’s respective Ownership Pro Rata Percentage, all amounts then held in the Adjustment Escrow Account in accordance with the Escrow Agreement, in each case by wire transfer of immediately available funds to the account(s) designated by such Seller.
(iv)    The parties agree that the adjustments to the Estimated Purchase Price and the dispute resolution provisions provided for in this Section 1.3 shall be the exclusive remedies for the matters addressed in this Section 1.3.
Section 1.4    Calculation of Tax Gross-Up Amount.
(a)    The Final Purchase Price shall include an amount equal to the grossed up excess Tax cost to Holdco and Sellers (for the avoidance of doubt, excluding any interest, penalties and additions that may be imposed with respect to such amount) resulting from the transactions contemplated by this Agreement being treated as a sale of assets as opposed to a sale of stock for Tax purposes, as determined in the following manner (the “Tax Gross-Up Amount”). The Tax Gross-Up Amount shall equal the difference when (i) the aggregate amount of U.S. federal and state income Taxes incurred by Holdco and Sellers with respect to the disposition of the Equity Interests pursuant to this Agreement, taking into consideration the Pre-Closing Reorganization, exceeds (ii) the aggregate amount of U.S. federal and state income Taxes that would have been collectively incurred by Sellers with respect to the disposition of their Equity Interests pursuant to the Agreement, assuming that the Pre-Closing Reorganization had not occurred.
(b)    Buyer and Sellers’ Representative agree that their mutual good faith estimate of the Tax Gross-Up Amount is zero ($0) (the “Estimated Tax Gross-Up Amount”).
(c)    Within sixty (60) days after the filing of all Tax Returns of Holdco and Sellers for the year in which the Closing occurs, but in any event not earlier than the Final Determination Date (as described in Section 1.3(d)(v)) and not later than December 31, 2024, Sellers’ Representative shall prepare and deliver to Buyer a written calculation (the “True-Up Calculation”) of the Tax Gross-Up Amount (the “Actual Tax Gross-Up Amount”) and any Tax Gross-Up Excess. Buyer shall have access to all relevant information of Sellers used in connection with the determination of the Actual Tax Gross-Up Amount. Buyer shall, within thirty (30) days after delivery by Sellers’ Representative of the True-Up Calculation, complete its review of the True-Up Calculation. If Buyer determines that the True-Up Calculation has not been determined in accordance with this Section 1.4, or if a disagreement between Sellers’ Representative and Buyer remains unresolved with respect to the True-Up Calculation, then in either case, Buyer shall inform Sellers’ Representative on or before the last day of such thirty (30) day period by delivering a written notice to Buyer (“Notice of Tax Objection”) setting forth a specific and detailed description of the basis of Buyer’s objection and proposed good faith adjustments to the True-Up Calculation. After receipt of the Notice of Tax Objection, Sellers’ Representative shall then have thirty (30) days to review and respond to the Notice of Tax Objection. Sellers’ Representative shall have access to all relevant information used in connection with the preparation of the Notice of Tax Objection. Buyer and Sellers’ Representative shall seek in good faith to mutually resolve any differences which they may have with respect to any matter specified in the Notice of Tax Objection. If Buyer does not properly and timely deliver a Notice of Tax Objection, Buyer shall conclusively be deemed to have accepted the True-Up Calculation. If any disagreement between Buyer and Sellers’ Representative with respect to the determination of the Actual Tax Gross-Up Amount remains unresolved as of thirty (30) days following Buyer’s delivery of the Notice of Tax Objection, then Buyer and Sellers’ Representative shall refer the matter to the Independent Auditor for resolution consistent with the process described in Section 1.3(d) and, upon the final determination of the Actual Tax Gross-Up Amount (by failure of Buyer to properly and timely deliver a Notice of Tax Objection, written agreement of Buyer and Sellers’ Representative and/or by determination of the Independent Auditor): if the Actual Tax Gross-Up Amount is more than the Estimated Tax Gross-Up Amount (the “Tax Gross-Up Excess”), Buyer shall pay Holdco the Tax Gross-Up Excess within fifteen (15) days following the final determination of the Actual Tax Gross-Up Amount.
(d)    Notwithstanding anything to the contrary in this Agreement, after the payment of the Tax Gross-Up Excess, the Actual Tax Gross-Up Amount shall be final and binding on Buyer and Sellers.
(e)    Any payment of a Tax Gross-Up Excess pursuant to this Section 1.4 shall be deemed to be an adjustment to the Final Purchase Price.
Section 1.5    Purchase Price Allocation. Buyer, the Company, and each Selling Party agree that the Final Purchase Price plus the Liabilities of the Company shall be allocated among the assets of the Company in accordance Section 1060 of the Code (and any similar provision of state, local or non-U.S. Law) and in accordance with the principles set forth in Section 1.5 of the Disclosure Schedules. As soon as reasonably practicable following the Closing, but no later than sixty (60) days following the determination of Final Purchase Price pursuant to Section 1.3(d) and Section 1.4, Buyer shall deliver to the Sellers’ Representative a draft allocation statement (the “Allocation Statement”). If within fifteen (15) days after the delivery of the Allocation Statement, the Sellers’ Representative notifies Buyer in writing that the Sellers’ Representative objects to the allocation set forth in the Allocation Statement, Buyer and the Sellers’ Representative shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and the Sellers’ Representative are unable to resolve such dispute within such twenty (20) day period, then Buyer and the Sellers’ Representative shall refer the matter to the Independent Auditor in accordance with the procedural principles (excluding the cost of fees and disbursements) set forth in Section 1.3(d). The cost of fees and disbursements of the Independent Auditor shall be borne equally between Buyer and Holdco (and if not paid by Holdco within five (5) Business Days of the due date, directly by Sellers, severally and not jointly, in accordance with their respective Indemnification Pro Rata Percentages). The Allocation Statement, as finally determined, shall be binding upon Buyer and the Selling Parties for all Tax purposes. Following the Closing, any adjustments to the Final Purchase Price shall be allocated consistently with the original allocation among classes of assets set forth in the Allocation Statement, as finally determined. Except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, Buyer and the Selling Parties shall file all Tax Returns in a manner that is consistent with the Allocation Statement and shall not assert or take in connection with any audit or any other proceeding with respect to federal, state or local Taxes, any asset values or other items inconsistent with the allocations agreed upon pursuant to the Allocation Statement. The parties will promptly inform one another of any challenge by any Tax authority to any allocation made pursuant to this Section 1.5 and agree to consult and keep one another informed with respect to the status.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller makes the following representations and warranties as to himself, herself, or itself, and no other Seller, to Buyer:
Section 2.1    Authorization; Valid and Binding Agreement. Such Seller has full power and authority (including, if such Seller is an entity, the requisite power and authority under its Governing Documents and, in the case of any Seller that is a natural person, is competent and has the requisite legal capacity) to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Contemplated Transactions does not require any corporate or other action on the part of such Seller, other than those which have been obtained prior to the date hereof and are in full force and effect. This Agreement and each Transaction Document to which such Seller is a party will be duly and validly executed and delivered by such Seller and constitutes a valid, legal and binding agreement of such Seller (assuming that this Agreement and the other Transaction Documents have been duly and validly authorized, executed, and delivered by the other parties hereto and thereto), enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity affecting the availability of injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).
Section 2.2    Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions by such Seller, will not (a) if such Seller is an entity, conflict with, result in a breach of, constitute a default under, or otherwise violate, any provision of any Governing Documents of such Seller, (b) require any consent, waiver, approval, license, authorization, application, registration or permit of, or filing with, or notification to, any Governmental Authority (collectively, the “Governmental Filings”) by, or in favor of, such Seller, except for the Required Antitrust Approvals, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which such Seller is a party or by which such Seller or any of such Seller’s properties or assets may be bound, or (d) assuming the making of the Governmental Filings and obtaining of the related approval(s) referred to in clause (b) above, violate in any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority having jurisdiction over such Seller or any of such Seller’s properties or assets, except, in the cases of clauses (b), (c) and (d) above, for violations, breaches, conflicts or defaults that are not and would not reasonably be expected to cause a Seller Material Adverse Effect.
Section 2.3    Ownership, etc. As of the date of this Agreement, such Seller is the record and beneficial owner, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws and the Governing Documents of the Company), of the Shares set forth opposite such Seller’s name on Section 3.2 of the Disclosure Schedules. Except for this Agreement, such Seller is not a party to any option, warrant, right, Contract, call, put, or other agreement or commitment providing for the disposition or acquisition of such Seller’s Shares or any options exercisable for the capital securities of the Company.
Section 2.4    Litigation. There are no Actions pending against such Seller or, to the Knowledge of such Seller, threatened against such Seller which, if determined adversely, would reasonably be expected to prevent, impede or materially delay the consummation of the Contemplated Transactions. Such Seller is not subject to any outstanding judgment, order or decree of any Governmental Authority that would reasonably be expected to prevent, impede or materially delay the consummation of the Contemplated Transactions.
Section 2.5    Brokers and Finders. Such Seller has not employed or engaged any investment banker, broker or finder in connection with the Contemplated Transactions who is entitled to any brokerage commissions, finders’ fees, or similar compensation in connection with the Contemplated Transactions.
Section 2.6    No Other Representations or Warranties.
(a)    NONE OF THE SELLERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY OF ANY NATURE WHATSOEVER RELATING TO SELLERS, THE COMPANY, THE BUSINESS OR THE ASSETS OF THE COMPANY, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE III, WHICH REPRESENTATIONS AND WARRANTIES IN THE CASE OF ARTICLE II, ARE MADE SOLELY BY THE APPLICABLE SELLER AND NO OTHER PERSON AND WHICH ARE SUBJECT TO THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT.
(b)    Without limiting the generality of the foregoing, none of the Sellers will be deemed to have made any representations or warranties in the materials relating to the business of the Company (including with respect to the completeness or accuracy of such materials) made available to Buyer, including due diligence materials, or in any presentation of the businesses of the Company by management of the Company or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder and deemed to be relied upon by Buyer in executing, delivering, and performing this Agreement and the Contemplated Transactions. It is understood that any cost estimates, projections, or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Sellers, the Company, and/or their respective Representatives, are not, and will not be deemed to be or to include, representations or warranties of any Seller, and are not, and will not be deemed to be, relied upon by Buyer in executing, delivering, and performing this Agreement and the Contemplated Transactions.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Sellers, severally and not jointly, Holdco and the Company, jointly and severally with the Sellers, make the following representations and warranties to Buyer, subject to the exceptions noted in the Disclosure Schedules (whether or not a particular representation or warranty is specifically modified by the phrase “except as set forth in the Disclosure Schedules” or words of similar import), and for purposes of this Article III (except for Sections 3.1, 3.2, 3.3, 3.4, and 3.9), any reference to the Company shall be deemed to include Holdco prior to the Pre-Closing Reorganization:
Section 3.1    Organization; Qualification.
(a)    The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted.
(b)    The Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased, or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdiction where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Holdco (i) is a corporation, duly organized, validly existing and in good standing under the Laws of the State of California, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and (iii) is not in violation or breach of any of the provisions of its Governing Documents.
(d)    The Company has made available to Buyer an accurate and complete copy of all Governing Documents of the Company as amended and in effect as of the date of this Agreement. The Company is not in violation or breach of any of the provisions of its Governing Documents.

Section 3.2    Capitalization of the Company and Holdco.
(a)    Section 3.2(a) of the Disclosure Schedules sets forth the capitalization of the Company as of the date of this Agreement, which lists the number of all authorized and issued and outstanding equity securities of the Company. All of the Equity Interests are held beneficially and of record solely by Holdco free and clear of any Encumbrances (other than transfer restrictions under the Securities Act and state securities Laws and the Governing Documents of the Company). All outstanding Equity Interests are duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities Laws. Other than the Equity Interests, there are no outstanding, promised, or authorized (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) options or other rights to acquire equity securities from the Company, (iv) obligations of the Company to issue any equity securities or securities convertible into or exchangeable for equity securities of the Company, (v) obligations of the Company to make any payment with respect to any securities of the Company, or (vi) equity appreciation, phantom equity, equity plans or similar rights with respect to the Company. Other than the Governing Documents of the Company, there are no voting agreements, voting trusts, proxies, powers of attorney, or other agreements or understandings (a) relating to the voting of, (b) restricting the transfer of or dividends or distributions with respect to, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (d) requiring the registration for sale of or (e) granting any preemptive or anti-dilutive rights with respect to any equity interests of the Company. Except as set forth in its Governing Documents, all outstanding equity securities of the Company are free and clear of any preemptive rights, restrictions on transfer (other than transfer restrictions under the Securities Act and state securities Laws), or Encumbrances (other than transfer restrictions under the Securities Act and state securities Laws). The Company does not have any ownership interest in any Person and has never owned any ownership interest (equity or otherwise) in any Person. There are no outstanding, promised, or authorized subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which the Company is a party or is otherwise bound obligating such Person to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or in any other Person.
(b)    (i) The capitalization of Holdco is as set forth on Section 3.2(b) of the Disclosure Schedule, which lists the number of all authorized and issued and outstanding equity securities of Holdco; (ii) all of the Shares of Holdco are held beneficially and of record solely by Owners, free and clear of any Encumbrances (other than transfer restrictions under the Securities Act and state securities Laws and the applicable Governing Documents); (iii) all outstanding shares of capital stock of Holdco are duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities Laws; (iv) other than the Shares, there are no outstanding, promised, or authorized (A) equity securities of Holdco, (B) securities of Holdco convertible into or exchangeable for equity securities of Holdco, (C) options or other rights to acquire equity securities from Holdco, (D) obligations of Holdco to issue any equity securities or securities convertible into or exchangeable for equity securities of Holdco, (E) obligations of Holdco to make any payment with respect to any securities of Holdco, or (F) equity appreciation, phantom equity, equity plans or similar rights with respect to Holdco; and (v) other than the Shares owned by the Owners as set forth on Section

3.2(b) of the Disclosure Schedules, there are no outstanding, promised, or authorized (A) equity securities of Holdco, (B) securities of Holdco convertible into or exchangeable for equity securities of Holdco, (C) options or other rights to acquire equity securities from Holdco, (D) obligations of Holdco to issue any equity securities or securities convertible into or exchangeable for equity securities of Holdco, (E) obligations of Holdco to make any payment with respect to any securities of Holdco, or (F) equity appreciation, phantom equity, equity plans or similar rights with respect to Holdco.
Section 3.3    Authorization; Valid and Binding Agreement.
(a)    The Company has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The manager of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting, has approved and authorized the execution and delivery of this Agreement, including the performance of its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery, and performance of this Agreement and each Transaction Document to which the Company is party by the Company and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of the Company and no other proceedings on the Company’s part are necessary to authorize the execution, delivery, or performance of this Agreement and each Transaction Document to which the Company is party. This Agreement and each Transaction Document to which the Company is a party will be duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement and the other Transaction Documents have been duly and validly authorized, executed, and delivered by the other parties hereto and thereto), enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.
(b)    Holdco has full corporate power and authority to consummate the Contemplated Transactions. The Board of Directors of Holdco, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting, has approved and authorized the consummation of the Contemplated Transactions in accordance with California law and Holdco’s Governing Documents; the shareholders of Holdco, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting, have approved and authorized the consummation of the Contemplated Transactions in accordance with California law and Holdco’s Governing Documents; the execution, delivery, and performance each Transaction Document to which Holdco is party by Holdco and the consummation of the Contemplated Transactions has been duly and validly authorized by all requisite action on the part of Holdco, and no other proceedings on Holdco’s part are necessary to authorize the execution, delivery, or performance of each Transaction Document to which Holdco is party; each Transaction Document to which Holdco is a party will be duly and validly executed and delivered by Holdco and constitutes a valid, legal and binding agreement of Holdco (assuming that this Agreement and the other Transaction Documents have been duly and validly authorized, executed, and delivered by the other parties hereto and thereto), enforceable against Holdco in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 3.4    Consents and Approvals; No Violations. The execution, delivery, and performance by the Company of this Agreement and each Transaction Document to which it is party and the consummation of the Contemplated Transactions by the Company, and the execution, delivery, and performance by Holdco of this Agreement and each Transaction Document to which it is party and the consummation of the Contemplated Transactions by Holdco, will not (a) conflict with, result in a breach of, constitute a default under, or otherwise violate, any provision of the Governing Documents of the Company or Holdco, (b) require any Governmental Filings by, or in favor of, the Company or Holdco, except for the Required Antitrust Approvals, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or Material Real Property Lease to which the Company or Holdco is a party, or by which the Company or Holdco, or any of their respective assets, properties or other rights may be bound, or (d) assuming the making of the Governmental Filings and obtaining of the related approval(s) referred to in clause (b) above, violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority having jurisdiction over the Company or Holdco or any of their respective properties or assets, except, in the cases of clauses (b), (c) and (d) above, for violations, breaches, conflicts or defaults that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and/or Holdco.
Section 3.5    Financial Matters.
(a)    The Company has provided to Buyer true and complete copies of the following financial statements: (i) the unaudited balance sheet of the Company as of December 31, 2021 and December 31, 2022 and the related unaudited statements of income for such period (the “Annual Financial Statements”); and (ii) the unaudited balance sheet of the Company as of July 31, 2023 (the “Balance Sheet Date”) and the related unaudited statement of income for the 7-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).
(b)    The Financial Statements (i) fairly present, in all material respects, the financial condition and the results of operations of the Company as of the dates and for the periods specified therein and (ii) have been prepared from and are consistent with the books and records of the Company in all material respects.
(c)    The Company does not have any Liability of a kind required to be disclosed on a balance sheet prepared in accordance with GAAP, except for those Liabilities (i) as and to the extent reflected or reserved against on Interim Financial Statements, (ii) incurred solely in the ordinary course of business since the Balance Sheet Date (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, misappropriation, Proceeding or violation of, or non-compliance with, Law or are otherwise material), and (iii) that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company.
(d)    The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
(e)    All trade and other accounts receivable of the Company were acquired or arose solely from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid claims, are not subject to any setoff, counterclaim or Proceedings and are enforceable in accordance with their terms, except to the extent any specific reserves against such accounts receivable are reflected on the Financial Statements. All accounts payable of the Company arose in bona fide, arm’s-length transactions in the ordinary course of business, and no material account payable of the Company is delinquent more than thirty (30) days in its payment.
(f)    The Company is not a party to nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), in each case, where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company’s financial statements.
(g)    Section 3.5(g) of the Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the maturity date of such Indebtedness, the outstanding principal balance thereof as of the date of this Agreement, and the debtor and the creditor thereof.
Section 3.6    Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the Balance Sheet Date: (a) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the Company has conducted its business in the ordinary course substantially consistent with past practices, and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a violation of Section 5.1(c) of this Agreement.
Section 3.7    Compliance with Law.
(a)    The Company holds, and at all times in the past three (3) years has held, and, in the past three (3) years has been in compliance, in all material respects, with all material Permits necessary for the lawful conduct of its businesses as presently conducted and ownership of its properties, rights and assets. The Company has not received written or, to the Knowledge of the Company, oral notification from any Governmental Authority that it intends to, or is threatening to, revoke, suspend, modify, or limit any material Permit currently held by the Company.
(b)    The Company has at all times in the past three (3) years, complied in all material respects with, and has not been in default or violation in any material respect under, any applicable Law. No written or, to the Knowledge of the Company, oral notice has been issued and no investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any alleged material violation of, or material non-compliance with, any Law by the Company or any alleged failure by the Company to hold any material Permit required for the operation of the Business and the ownership of its property, rights and assets.
(c)    The Company has not in the past five (5) years made any voluntary or mandatory disclosures to any Governmental Authority involving the Company or any of its equityholders, directors or officers in any way relating to Anti-Corruption Laws, Trade Compliance Laws, or Sanctions. The Company has established and maintains a compliance program and internal controls and procedures, in each case, reasonably appropriate to satisfy the requirements of applicable Anti-Corruption Laws, Trade Compliance Laws, or Sanctions.
(d)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company, in the past five (5) years, neither the Company nor any director, officer, or to the Knowledge of the Company, any employee, agent or other Person, in each case, acting on behalf of the Company (x) has, directly or indirectly, violated any Anti-Corruption Law, (y) is, or is owned or controlled by, a Restricted Party or (z) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. In the past five (5) years, the Company has not, directly or indirectly, (x) violated any Sanctions or Trade Compliance Laws, (y) violated any license issued or approved by the U.S. Department of State Directorate of Defense Trade Controls, the U.S. Department of Commerce Bureau of Industry and Security or OFAC that is or has been in force in the past five (5) years, or (z) except pursuant to valid licenses, license exceptions or exemptions, released or disclosed controlled technical data or technology to any foreign national for whom a license is required, whether in the United States or abroad. The Company is not subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Authority that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Authority. The Company has not, in the past five (5) years, received any written or, to the Knowledge of the Company, oral notice of material deficiencies in connection with any Trade Compliance Laws or Sanctions matter from OFAC or any other Governmental Authority in its compliance efforts nor, in the past five (5) years, made any voluntary disclosures to OFAC or any other Governmental Authority of facts that could reasonably be expected to result in any material action being taken or any material penalty being imposed by a Governmental Authority against the Company.
Section 3.8    Litigation.
(a)    There is no, and since January 1, 2020, there has not been any, Action pending or, to the Knowledge of the Company, threatened in writing or under investigation against the Company or any of its assets or properties.
(b)    There is no order, judgment, ruling, subpoena, writ, injunction, or decree outstanding against or binding upon the Company that (i) materially restricts the operation of the Business, (ii) requires the Company to make any material payment to any other Person, (iii)

would reasonably be expected to prevent, impede or materially delay the ability of the Company to perform its obligations under this Agreement or consummate the Contemplated Transactions or (iv) has been or would reasonably be expected to be, individually or in the aggregate, material to the Company.
Section 3.9    Taxes. Except as set forth on Section 3.9(a) of the Disclosure Schedules:
(a)    The Company has timely filed (or has had filed on its behalf) with the appropriate Tax Authority all Tax Returns required to be filed by or with respect to the Company. All such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes required to be paid by the Company have been timely paid. No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction; nor has any claim ever been made by a Tax authority in a jurisdiction where the Company files a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes other than Taxes that would be covered by or the subject of such filed Tax Return.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to Taxes of the Company, in each case which have not expired.
(c)    As of the date of this Agreement, to the Knowledge of the Company, the Company is not the subject of a Tax audit or Tax examination.
(d)    The Company has not received from any Tax Authority any written notice of a proposed adjustment, deficiency, or underpayment of Taxes that has not since been satisfied by payment or been withdrawn.
(e)    The Company has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return. The Company does not have any liability for Taxes of any other Person by reason of Contract (other than a Contract the primary purpose of which is not Taxes), as a successor or transferee liability, or otherwise by Law.
(f)    The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar Contract (other than any Contract or agreement the primary purpose of which is not Taxes).
(g)    All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor, third-party or any other Person have been withheld and paid to the appropriate Governmental Authority.
(h)    Prior to the Closing, the Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(i)    The Company has not been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(j)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) the use of the cash or an incorrect method of accounting prior to the Closing or any accounting method change, closing agreement or other agreement with any Tax authority filed or made on or prior to the Closing Date, (iii) any deferred revenue or prepaid amount received on or prior to the Closing or (iv) any election under Section 108(i) of the Code.
(k)    In the two (2)-year period ending on the date of this Agreement, the Company has not distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(l)    Holdco has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions under state or local law) at all times since January 1, 1999.
(m)    The Company is disregarded as an entity separate from Holdco for U.S. federal income tax purposes. No action has been taken to terminate and no condition exists which is reasonably likely to result in the termination of the disregarded entity status of the Company on or before the Closing.
(n)    There are no Encumbrances on any of the assets of the Company with respect to Taxes (other than Permitted Encumbrances).
(o)    The Company has not deferred any payment of Taxes otherwise due through any automatic extension or other grant of relief provided by the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act.
(p)    Holdco is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(q)    No representation or warranty contained in this Section 3.9 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary in this Section 3.9, the Company is not making any representation as to the amount of, or limitations on, any tax credits, tax basis or other tax attributes that the Company may have.
(r)    For purposes of Section 3.9(a) through Section 3.9(d), any reference to the Company shall be deemed to include Holdco.
Section 3.10    Employee Benefit Plans; ERISA.
(a)    Section 3.10(a) of the Disclosure Schedules lists all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has made available to the

Buyer true and complete copies of each of the following, if and as applicable: (i) the current plan document, together with all amendments, or if unwritten, a written summary of all material plan terms; (ii) where applicable, any current trust agreements, insurance policies and other documents establishing other funding arrangements; (iii) the current summary plan descriptions (and all summaries of material modifications thereto), (iv) each current employee handbook; (v) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, advisory, or opinion letter, if any, from the IRS; (vi) all non-routine filings made with any Governmental Authority during the three (3) calendar years preceding the date of this Agreement and Form 5500 and the relevant schedules, (vii) the three (3) most recent financial statements and actuarial valuation reports thereof; (viii) any written materials received by or sent by the Company relating to any investigation or audit by any Governmental Authority or any submission under any voluntary compliance procedures (in each case, during the last three (3) years), (ix) the three (3) most recent non-discrimination testing results, if applicable, (x) the current administrative service and similar contracts and agreements and (xi) all Forms 1094-C and 1095-C for the 2019 through 2022 calendar years.
(b)    Except as set forth on Section 3.10(b) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has ever maintained, contributed to or been required to contribute to, nor does the Company have any liability or obligation (whether actual, contingent or otherwise, including through an ERISA Affiliate) with respect to: (i) any Multiemployer Plan subject to Title IV of ERISA or (ii) any Employee Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. The Company does not maintain or contribute to or have any liability or obligation (whether actual, contingent or otherwise) with respect to, and no Employee Benefit Plan is, (i) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iii) a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or (iv) a “welfare benefit fund” within the meaning of Section 419 of the Code. The Company does not have any current or contingent Liability with respect to any Employee Benefit Plan as a consequence of at any time being considered a single employer with an ERISA Affiliate.
(c)    No Employee Benefit Plan provides for post-employment, post-service or retiree health, life insurance or other retiree welfare benefits to former employees of the Company, and the Company does not have any obligation, commitment, promise or liability to provide any such benefits to any Person, other than health insurance continuation coverage pursuant to COBRA or pursuant to applicable Law. All material contributions relating to an Employee Benefit Plan required to have been made prior to the date hereof have been made.
(d)    Each Employee Benefit Plan is, and in the past three (3) years has been operated, administered and maintained, in material compliance with its terms and the applicable requirements of ERISA, the Code, and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan.
(e)    (i) The Company has not engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit

Plan that would be reasonably likely to subject the Company to any material Tax or penalty imposed by ERISA or the Code, and (ii) no Action with respect to any Employee Benefit Plan (other than routine claims for benefits) is currently pending as of the date of this Agreement or, to the Knowledge of the Company, threatened in writing.
(f)    Each Employee Benefit Plan that is subject to Section 409A of the Code has, during the past three (3) years, been operated, administered, and maintained in compliance with its terms and Section 409A of the Code and all applicable regulations and guidance issued thereunder in all material respects. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(g)    Except as set forth on Section 3.10(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of the Company under any Employee Benefit Plan; (ii) result in any severance, termination or similar types of payments or benefits under any Employee Benefit Plan; (iii) result in any “parachute payment” as such term is defined in Section 280G of the Code (determined without regard to any shareholder cleansing vote and without regard to any reductions for “reasonable compensation” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder)); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, director, officer or consultant of the Company or any other Person.
(h)    The Company and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) is, and in the past three (3) years has been, in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and no condition or circumstance exists, that could subject the Company or any Company Health Plan to any material penalty (including any excise tax) under Sections 4980B, 4980D, or 4980H of the Code or any other provision of the Healthcare Reform Laws.
(i)    The Company has not used the services of workers provided by third-party contract labor suppliers or through a professional employer organization arrangement, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that could reasonably be expected to result in (i) the disqualification of any Employee Benefit Plan or (ii) the imposition of penalties or excise taxes with respect to any Employee Benefit Plan by the IRS, the Department of Labor or any other Governmental Authority.
(j)    All amounts due from the Company to the Pension Benefit Guaranty Corporation (“PBGC”) or any ERISA Affiliate pursuant to Section 4007 of ERISA as of the date hereof have been paid (or are not yet due) and neither Company nor its ERISA Affiliates has, or has received written notice from the PBGC of, any outstanding Liability under Sections 4062, 4063 or 4064 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. Except as set forth on Section 3.10(j) of the Disclosure Schedules, no written notice of intent to terminate any pension plan sponsored by the Company or any ERISA Affiliate has been filed and no pension plan sponsored has been terminated so as to subject, directly or indirectly, any assets of either the Company or its ERISA Affiliates to any outstanding Liability, or the imposition of any lien under Title IV of ERISA.
(k)    No “reportable event” (as defined in Section 4043 of ERISA) (i) has occurred within the last three (3) years with respect to any Employee Benefit Plan for which a waiver was not available or with respect to which a filing was not made or (ii) is expected to occur as a result of the transactions contemplated by this Agreement. No Employee Benefit Plan that is a pension plan has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code) and the minimum funding standard under Section 430 of the Code has been satisfied in all material respects with respect to each plan and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted with respect to any such plan.
Section 3.11    Labor.
(a)    Section 3.11(a)(i) of the Disclosure Schedules lists all Company employees as of the date hereof, by name, position, full-time or part-time status, date of hire, seniority or service credit date if different from initial date of hire, location of employment, exempt or non-exempt status, employment status (whether active or on leave of absence), current salary or hourly rate, as applicable, bonuses or commissions or other incentive-based compensation, and accrued but unused vacation, sick or other paid leave. Section 3.11(a)(ii) of the Disclosure Schedules lists all individual independent contractors as of the date hereof, by name and the terms on which each individual independent contractor is engaged, and specifying the amount paid to that independent contractors in the 2022 calendar year as well as year to date. Except as set out on Section 3.11(a)(i) of the Disclosure Schedules, no employee is on long-term disability leave, long-term workers’ compensation leave, or otherwise an inactive employee, all employees are employees at-will, and no former employee has any right to recall or reemployment.
(b)    During the three (3)-year period immediately preceding the date of this Agreement, (i) the Company is not and has not been a party to any written collective bargaining agreement with respect to its employees; (ii) there is no, and there has not been any, strike, work stoppage, lockout, or other labor dispute pending or, to the Knowledge of the Company, threatened against or affecting the Company; (iii) no union organization campaign activities or proceedings are in process or have taken place or, to the Knowledge of the Company, are or have been threatened with respect to any employees of the Company; and (iv) there has not been any, and there is no pending, unfair labor practice charge or complaint against the Company. There is no obligation to inform, consult with, or obtain consent from, whether in advance or otherwise, any labor union, employee representative or other representative bodies in order to consummate the Contemplated Transactions. The Company has not engaged in any location closing or employee layoff activities during the past three (3) years, without complying in all material respects with the WARN Act or any similar state, local, or foreign rule or regulation.

(c)    Each current employee of the Company employed in the United States classified as “exempt” satisfies the requirements of applicable Law to be so classified and each current Person classified by the Company as a non-employee, including independent contractors, consultants or otherwise, satisfies the requirements of applicable Law to be so classified.
(d)    There are no pending or, to the Knowledge of the Company, threatened Actions, disputes, or grievances in writing relating to any alleged violation of any applicable Law pertaining to any labor, safety, employment or discrimination matters involving any employee of the Company, including unfair labor practice charges or discrimination complaints. In the past three (3) years, there have been no Actions, disputes, or grievances, including unfair labor practice charges or discrimination complaints, relating to any alleged violation of, and the Company complied in all material respects with, any applicable Law pertaining to any labor, safety, employment, state or federal wage and hour laws, or discrimination matters involving any employee of the Company.
(e)    To the Knowledge of the Company, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement that in any way adversely affects the performance of duties or the ability of the Company to conduct the Business in any material respect.
(f)    The Company is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and other work authorization Laws and has a completed copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees, and each former employee for whom retention of an I-9 is required. The Company has complied in all material respects with necessary work permits and registration requirements vis-à-vis their current and former employees. To the Knowledge of the Company, each Company employee is authorized to work in the jurisdiction in which such individual provides such services and for the entity to which such services are provided.
Section 3.12    Environmental Matters. The Leased Real Property of the Company is in compliance, in all material respects, with all Environmental Laws applicable thereto, and there has not at any time been a Release by the Company, or, to the Knowledge of the Company, any third party on the Leased Real Property in any quantity or manner that violates Environmental Law in any material respect or that requires remediation under Environmental Law. The Company holds and is in compliance, in all material respects, with all material Permits that are required to be held by the Company pursuant to Environmental Laws. Seller has furnished to Buyer a copy of such Permits and a list of such Permits is set forth on Section 3.12 of the Disclosure Schedules. The Company is currently and, since January 1, 2021, has been in compliance with all Environmental Laws and the Company has not received any currently unresolved, written notice of any material violation of, or material Liability (including any investigatory, corrective, response, or remedial obligation) under, any Environmental Laws. No demand, Action, or proceeding of any kind relating to any past or present Release or threatened Release or any past or present material violation of any Environmental Laws at the Leased Real Property is pending or, to the Knowledge of the Company, is being threatened by any Person against the Company and the Company has received no written notice of any order, directive, or complaint by any Governmental Authority that imposes any current material obligations on the Company.

Section 3.13    Real Property. The Company does not own any real property. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all leases and all amendments, modifications, supplements and guarantees with respect thereto of real property (such real property, the “Leased Real Property”), pursuant to which the Company is a tenant as of the date of this Agreement (each, a “Material Real Property Lease”). With respect to each such Material Real Property Lease:
(a)    The Company has made available to Buyer a true and complete copy of each Material Real Property Lease.
(b)    Each Material Real Property Lease is valid and binding on the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)    The other party to any Material Real Property Lease is not an Affiliate of, and otherwise does not have an economic interest in, the Company.
(d)    The Company is not, and, to the Knowledge of the Company, none of the other parties thereto, is in material breach or default under any Material Real Property Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination of the lease without further notice and cure periods, or subject the Company to acceleration of rent under such Material Real Property Lease.
(e)    All facilities leased by the Company are in good operating condition and repair and suitable for, and are supplied with utilities and other services necessary for, the operation of the Business of the Company as currently conducted thereon.
(f)    The Company has a valid leasehold interest in the real property leased pursuant to each Material Real Property Lease, free and clear of any Encumbrance, other than Permitted Encumbrances, and to the Knowledge of the Company, each such Material Real Property Lease includes beneficial rights to enjoy and use all easements appurtenant to and for the benefit of such Leased Real Property that are necessary for the operation of the Business of the Company as currently conducted on such Leased Real Property.
(g)    The Company is in exclusive possession of the Leased Real Property and to the extent required of the Company, all real property licenses or rights required by Law for use and occupancy as are necessary and material to the conduct of Business thereon as currently conducted by the Company.
(h)    The Company has not subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof.
(i)    No security deposit or portion thereof deposited with respect to a Material Real Property Lease has been applied in respect of a breach of or default under such Material Real Property Lease that has not been redeposited in full.

(j)    The Company’s possession and quiet enjoyment of the Leased Real Property is not being disturbed and the Company has not received any written notice of disputes with respect to such Leased Real Property which would disturb its quiet enjoyment thereof.
(k)     To the Knowledge of the Company, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws applicable to the Leased Real Property.
Section 3.14    Intellectual Property; Privacy & Data Security.
(a)    The Company owns, licenses, or otherwise has the right to use, free and clear of all Encumbrances, except for Permitted Encumbrances, the Intellectual Property Rights used in, and material to the conduct of, the Business as currently conducted (collectively, the “Company IP Rights”).
(b)    Set forth in Section 3.14(b)(1) of the Disclosure Schedules is a complete and accurate list, as of the date of this Agreement, that includes all active United States and foreign: (i) issued Patents and pending Patent applications owned by the Company; (ii) Trademark registrations and pending Trademark registration applications owned by the Company; and (iii) Copyright registrations and pending Copyright registration applications owned by the Company (collectively, the “Registered Company IP Rights”). Section 3.14(b)(2) of the Disclosure Schedules includes a complete and accurate list, as of the date of this Agreement, of all internet domain names registered by the Company. The Patents, Trademark registrations and Copyright registrations forming part of the Registered Company IP Rights are valid, subsisting and enforceable, and all necessary registration, maintenance and renewal filings required to be made with the applicable Governmental Authorities and fees required to be paid to the applicable Governmental Authorities, as of the date of this Agreement, in order to maintain such Patents, Trademark registrations and Copyright registrations, have been filed and paid, except with respect to Patents, Trademark registrations or Copyright registrations for Intellectual Property Rights that are no longer in commercial use by the Company.
(c)    Set forth in Section 3.14(c) of the Disclosure Schedules is a complete and accurate list, as of the date of this Agreement, that includes all Contracts pursuant to which the Company is licensed to use Intellectual Property Rights owned, in whole or in part, by any third party, and which is material to the conduct of the Business as currently conducted (other than with respect to generally available off-the-shelf software products and software services costing less than $25,000 per year) (collectively, “Third Party IP”). The Company is not in material breach or default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained in any such Contract.
(d)    There are no claims pending or, to the Knowledge of the Company, threatened in writing, against the Company contesting the enforceability, validity, use or ownership of any Company IP Rights owned by the Company, or alleging that the Company is currently infringing or misappropriating the Intellectual Property Rights of any other Person. There are no claims currently pending that have been brought by the Company against any Person alleging infringement or misappropriation of any Intellectual Property Rights owned by the Company. The conduct of the Business as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating, using in any unauthorized manner, or otherwise violating any Company IP Rights.
(e)    The Company obtains from all employees that create patentable inventions for the Company and from those consultants and contractors that create works of authorship or patentable inventions for the Company written instruments that assign to the Company all Intellectual Property Rights held by such employees, consultants and contractors in and to any and all such inventions and works of authorship.
(f)    The operational technology systems (“OT Systems”) and information technology systems (“IT Systems”), including servers, software, computer firmware, computer hardware, electronic data processing, information, record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, peripherals computer systems, industrial control systems (including SCADA systems), automation systems, manufacturing systems, quality control systems, and other computer, communications and telecommunications assets and equipment, and information contained therein or transmitted thereby, including any cloud or other outsourced systems, in each case, in the possession or control of the Company and used by the Company in the operation of the Business: (i) operate in all material respects in accordance with their functional specifications, (ii) are reasonably sufficient in all material respects to support the conduct of the Business; (iii) are in good working condition, ordinary wear and tear excepted, to perform all operational and information technology and data processing operations necessary for the conduct of the Business as currently conducted; and (iv) to the Knowledge of the Company, are free of any material viruses, defects, bugs and errors, or programming, design or documentation error or corruptant or other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement or erasure of data. The Company has taken commercially reasonable steps, intended to protect the confidentiality, integrity, and security of the OT Systems and the IT Systems against any unauthorized use, access, interruption, or corruption, including the implementation and maintenance of commercially reasonable (A) security controls, (B) regularly tested and fully encrypted backup systems, and (C) commercially reasonable disaster avoidance and recovery procedures. The Company has taken commercially reasonable steps to protect the secrecy, confidentiality and value of all Trade Secrets and other confidential information owned or handled by the Company in the course of performance of the Business, including requiring each Company employee and consultant and any other person with access to any Trade Secret owned by the Company to execute a binding confidentiality agreement. To the Knowledge of the Company, there has not been any material breach by any party of such confidentiality agreements. No material component of the OT Systems or the IT Systems been prone to malfunction or error, and nor has there been any material disruption, interruption, breakdown, failure, continued substandard performance, outage, or other adverse events affecting the OT Systems or the IT Systems. There have been no material breaches, unauthorized intrusions, or violations (actual or attempted) of any of the material OT Systems or the IT Systems used by the Company in the operation of the Business that would reasonably be expected to have an adverse effect on the operation of the Business.
(g)    Except as set forth in Section 3.14(g) of the Disclosure Schedules, the Company’s practices with regards to the collection, use, disclosure, other processing, and security of Personal Information (defined below) and Company confidential and proprietary information are and have at all times been in material compliance with (A) applicable Law imposing requirements by any competent Governmental Authority concerning or related to (i) the collection, use, storage, disclosure, or other processing of Personal Information; data subject rights with respect thereto; the security of Personal Information; or the geographic location where Personal Information is stored or otherwise processed; (ii) the collection or use of Personal Information for marketing and advertising purposes; and/or (iii) legally-required notification to data subjects or any Governmental Authority in connection with a Security Breach involving Personal Information (the foregoing (i)-(iii), “Privacy and Security Laws”) and (B) applicable contractual commitments of the Company. The Company has complied in all material respects with the Data Policies. There are no pending, or to the Knowledge of the Company, threatened, complaints, lawsuits, or investigations by any Governmental Authority relating to the foregoing.
(h)    To the Knowledge of the Company, neither the Company, nor any third-party service provider having access to or possession of the Company’s OT Systems, IT Systems, Personal Information, or other confidential or proprietary information, has experienced a known or reasonably suspected loss, theft, damage, corruption, or unauthorized modification, use, deletion, disclosure, exercise of control, or other unauthorized processing activity involving (1) Personal Information, the Company’s other confidential or proprietary information or any third party’s information maintained by or for Company that is subject to confidentiality obligations (which third-party confidential information is in the Company’s control and possession); or (2) any component of its OT Systems or IT Systems (any of the foregoing, a “Security Breach”). The Company has not received any written, or to the Knowledge of the Company, oral, notification of a Security Breach from a third-party service provider or business partner having access to or in possession of the Company’s OT Systems, IT Systems, Personal Information or confidential or proprietary information. The Company has not been required to or voluntarily elected to give notice to any customer, supplier, Governmental Authority, employee, or other person or entity of any actual or alleged Security Breach or data security failure or noncompliance, pursuant to any applicable Law or Contract or otherwise.
(i)    The execution and delivery of this Agreement by the Company will not result in the Company being in breach or violation of, (i) provisions governing privacy, data protection, or information security matters in any Contracts to which the Company is a party, (ii) applicable Privacy and Security Laws, (iii) the Data Policies, and/or (iv) applicable consents, authorizations and privacy choices (including opt-out decisions) that apply to Personal Information and that have been obtained by the Company.
Section 3.15    Assets.
(a)    The Company has good and valid title to, or a valid leasehold interest in, all of the material, tangible assets reflected as being owned by, or leased to, the Company in the Financial Statements, free and clear of all Encumbrances, except for Permitted Encumbrances and assets disposed of by the Company in the ordinary course of business consistent with past practices since the Balance Sheet Date.
(b)    The tangible assets of the Company, other than real property, are in good working condition and repair in all material respects. All inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances (other than the Permitted Encumbrances), and no inventory is held on a consignment basis.
(c)    The assets of the Company will be, as of immediately following the Closing, sufficient for Buyer to operate the Business immediately after the Closing in all material respects in the manner operated on the date of this Agreement by the Company and constitute all of the material assets that are necessary to conduct the Business immediately after the Closing in all material respects in the manner operated on the date of this Agreement by the Company.
Section 3.16    Brokers and Finders. Except as set forth in Section 3.16 of the Disclosure Schedules, the Company has not employed or engaged any investment banker, broker or finder in connection with the Contemplated Transactions who is entitled to any brokerage commissions, finders’ fees, or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by, or on behalf of, the Company.
Section 3.17    Insurance. Section 3.17(a) of the Disclosure Schedules contains an accurate and complete list, as of the date hereof, of all of the insurance policies of the Company (“Insurance Policies”), true and correct copies of which have been made available to Buyer. All such Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and the Company has not received written notice of cancellation of (other than cancellation notices issued as part of renewals), termination of, material premium increase with respect to or material alteration of coverage under any of such Insurance Policies. The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company is in compliance in all material respects with its Insurance Policies and is not in material default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential Liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of such policies. All claims thereunder have been filed in due and timely fashion in all material respects. No claim for coverage by the Company is pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Except as set forth in Section 3.17(a) of the Disclosure Schedules, the Company has not made any claims under any cyberinsurance or business continuity plan in the last four (4) years.
Section 3.18    Material Contracts.
(a)    Section 3.18(a) of the Disclosure Schedules contains a complete and accurate list, as of the date hereof, of all current Contracts to which the Company is a party that fall within any of the following categories (except for this Agreement, any Employee Benefit Plans (which are the subject of Section 3.10), any insurance policies (which are the subject of Section 3.17), any licenses of Third Party IP (which are the subject of Section 3.13) and any real property leases (which are the subject of Section 3.13)) (the items so scheduled or required to be so scheduled, the “Material Contracts”):

(i)    each Contract that resulted in (x) net revenue to the Company in excess of five hundred thousand dollars ($500,000.00) in the 12-month period ended on the Balance Sheet Date or (y) payment by the Company in excess of five hundred thousand dollars ($500,000.00) in the 12-month period ended on the Balance Sheet Date (in each case, excluding any purchase orders, sales orders or invoices);
(ii)    each Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;
(iii)    each Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;
(iv)    each Contract that grants any right of first refusal, right of first offer, right of first negotiation, option to purchase, option to license or similar right with respect to any material assets, rights or properties of the Company, or that limits the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(v)    each Contract reflecting indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);
(vi)    each Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $25,000 annually or (B) $50,000 over the term of the agreement;
(vii)    each Contract requiring the Company to guarantee the Liabilities of any Person or pursuant to which any Person has guaranteed the Liabilities of the Company (other than indemnification obligations in commercial contracts entered into in the ordinary course of business);
(viii)    each Contract creating any Encumbrance (other than Permitted Encumbrances) upon any assets or properties material to the Company;
(ix)    each Contract (A) entered into since January 1, 2021, relating to the acquisition or disposition of (1) any portion of the assets or business of the Company (other than acquisitions or dispositions made in the ordinary course of business) or (2) any business of any other Person (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition or disposition of the securities of or substantially all of the assets of any other Person, in each case, contemplating consideration in excess of $25,000 or (B) that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell any equity or debt securities;
(x)    each joint venture, profit-sharing, partnership, collaboration, co-promotion, or limited liability company agreement or similar Contract;

(xi)    any agreement under which the Company has, directly or indirectly, made or agreed to make advances, loans or assignments of payments to any other Person (which will not include advances made to an employee of the Company or trade credit provided in the ordinary course of business) or made any capital contribution to, or other investment in, any Person;
(xii)    each Contract that limits the freedom or ability of the Company to compete or engage in any line of business or in any geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company from the development, manufacturing, commercialization, marketing, sale or distribution of products or services, in each case, in any geographic area;
(xiii)    each Contract that obligates the Company to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants or restrictions;
(xiv)    each Contract that is a settlement, conciliation, consent or similar agreement (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Authority, (C) that restricts at any time in the future, in any respect the operations or conduct of the Company, or (D) that imposes any material non-monetary obligations on the Company;
(xv)    any (A) Contract with a Major Customer or Major Supplier or (B) material advertising, information technology, agency, original equipment manufacturer, distributor, joint marketing or other similar Contract (but excluding dealer Contracts for purposes of this clause (B)), in each case that requires payment by the Company in excess of one hundred fifty thousand dollars ($150,000.00) in any 12-month period;
(xvi)    each Contract (A) governing the terms of the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other individual service provider of the Company whose annual compensation opportunities (or, in the case of an independent contractor, annual base compensation) is in excess of $150,000 unless such Contract does not require any severance payments or other similar payments on the termination of employment or engagement, or (B) providing for any change of control, bonus, retention, success or other payments or benefits that are payable by the Company to any Person as a result of the consummation of the Contemplated Transactions (whether alone or in connection with any other event and whether or not such payments are immediately due upon the Closing); or (C) that requires prior notice of termination of thirty (30) days or longer;
(xvii)    each Contract pursuant to which the Company provides any Company Product that, in each case, contains a fixed price, variable price based on volumes or other parameters, a price floor or ceiling or other restrictions on the Company’s ability to change the fees for such Company Products after December 31, 2023; and
(xviii)    each Affiliate Agreement.

(b)    True and complete copies of all Material Contracts have been made available to Buyer. Each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto (subject to the Enforceability Exceptions). The Company and, to the Knowledge of the Company, each of the other parties thereto has performed all material obligations required to be performed by it under each Material Contract. The Company has not received a written notice from a counterparty to any Material Contract of any material breach or default under such Material Contract by the Company and, to the Knowledge of the Company, no other party to a Material Contract is in material breach or default thereunder. The Company has not received a written notice from a counterparty to any Material Contract indicating that such party intends to cancel, terminate, modify or not renew the applicable Material Contract, or materially accelerate the obligations of the Company thereunder.
Section 3.19    Customers; Suppliers; Warranties.
(a)    Section 3.19(a) of the Disclosure Schedules sets forth complete and accurate lists (separated by applicable fiscal year) of the top twenty (20) customers (including dealers) of the Company as measured by the dollar amount of annual revenue, for each of the fiscal years ended December 31, 2021, and December 31, 2022 (the “Major Customers”), together with the amount received by the Company, in the aggregate, from each Major Customer during such period. Since January 1, 2021, no Major Customer has cancelled or otherwise terminated its relationship with the Company or has materially decreased its usage of Company Products and the Company has not received any written or, to the Knowledge of the Company, oral notice from any Major Customer of such Major Customer’s intent to cancel or otherwise terminate (or fail to renew) its relationship with the Company (or, following the Closing, Buyer or its Affiliates) or to decrease materially its usage of Company Products.
(b)    Section 3.19(b) of the Disclosure Schedules sets forth complete and accurate lists (separated by applicable fiscal year) of the top ten (10) suppliers of goods or services to the Company as measured by the dollar volume of purchases, for each of the fiscal years ended December 31, 2021, and December 31, 2022 (the “Major Suppliers”), together with the amount of payments to each such Major Supplier during such period. Since January 1, 2021, no Major Supplier has cancelled or otherwise terminated its relationship with the Company or has materially reduced or changed the pricing or other terms of its business with the Company, and the Company has not received any written or, to the Knowledge of the Company, oral notice from any Major Supplier of such Major Supplier’s intent to cancel or otherwise terminate (or fail to renew) its relationship with the Company (or, following the Closing, Buyer or its Affiliates) or to materially reduce or change the pricing or other terms of its business.
(c)    Each product manufactured, sold, or delivered by the Company has been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties, and the Company has no material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Section 3.19(c) of the Disclosure Schedules includes copies of the standard terms and conditions of sale for the Company (containing applicable guaranty, warranty, and indemnity provisions).

No product manufactured, sold, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 3.19(c) of the Disclosure Schedules. The Company has received no written allegation from any Governmental Authority that any product designed, manufactured, sold, or delivered by the Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. No product designed, manufactured, sold, or delivered by the Company has been recalled, and the Company has not received any written notice of recall of any such product from any Governmental Authority.
Section 3.20    Transactions with Affiliates. No officer, manager, direct or indirect equityholder or Affiliate of the Company, any Seller or any entity in which any such Person owns a material beneficial interest, or any “associates” or “immediate” family members of any such Person (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) is a party to any Contract, commitment or transaction with the Company or has any material interest in any assets or properties used by the Company or any of its Subsidiaries (other than any employment agreement or similar arrangement which provides for such Person’s employment position as a director or officer with the Company or pursuant to any Employee Benefit Plans and has been made available to Buyer) (each, an “Affiliate Agreement”).
Section 3.21    Fairness Opinion. Holdco and the Company have received the opinion of Kroll Securities (and have provided a copy of such opinion to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be paid by Buyer pursuant to this Agreement for the Equity Interests is fair, from a financial point of view, to Holdco and the Owners, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
Section 3.22    No Other Representations or Warranties. NONE OF THE COMPANY, HOLDCO, OR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, EMPLOYEES, DIRECTORS, MANAGERS, OFFICERS OR EQUITYHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY OF ANY NATURE WHATSOEVER RELATING TO ANY OF THE SELLERS, HOLDCO, THE COMPANY, THE BUSINESS, OR THE ASSETS OF HOLDCO OR THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND ARTICLE II. Without limiting the generality of the foregoing, none of the Company, Holdco, nor any Affiliate of the Company or Holdco, nor any of their respective Representatives, employees, officers, directors, managers, or equityholders has made, and will not be deemed to have made, any representations or warranties in the materials relating to the Business (including with respect to the completeness or accuracy of such materials) made available to Buyer, including due diligence materials, or in any presentation of the Business by management of the Company, Holdco, or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation will be deemed a representation or warranty hereunder and deemed to be relied upon by Buyer in executing, delivering, and performing this Agreement and the Contemplated Transactions, except for those representations and warranties expressly set forth in this ARTICLE III (as qualified by the

Disclosure Schedules) and ARTICLE II. It is understood that any cost estimates, projections, or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any of the Sellers, Holdco, the Company and their respective Affiliates and Representatives, are not and will not be deemed to be or to include representations or warranties of the Company, Holdco or any of their respective Affiliates, except for those representations and warranties expressly set forth in this ARTICLE III (as qualified by the Disclosure Schedules) and ARTICLE II, and are not and will not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Contemplated Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties to the Selling Parties and the Company as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date):
Section 4.1    Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to carry on its business as now being conducted.
Section 4.2    Authorization; Valid and Binding Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The Board of Directors of the Buyer, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting, has approved and authorized the execution and delivery of this Agreement, including the performance of its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is party by Buyer and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement and each Transaction Document to which Buyer is party. This Agreement and each Transaction Document to which Buyer is a party will be duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that this Agreement and the other Transaction Documents have been duly and validly authorized, executed, and delivered by the other parties hereto and thereto), enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 4.3    Consents and Approvals; No Violations. The execution, delivery, and performance of this Agreement, and the consummation of the Contemplated Transactions by Buyer, will not (a) conflict with, result in a breach of, constitute a default under, or otherwise violate, in any material respect, any provision of the Governing Documents of Buyer, (b) require any Governmental Filings to any Governmental Authority by, or in favor of, Buyer, except for the Required Antitrust Approvals, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any material Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (d) assuming the making of the Governmental Filings and obtaining of the related approval(s) referred to in clause (b) above, violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority having jurisdiction over Buyer or any of its properties or assets, in each case except, as would not have, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions.
Section 4.4    Financing. Buyer has, and will have on the Closing Date, sufficient immediately available funds available to consummate the Contemplated Transactions, including paying the Estimated Purchase Price and the fees and expenses of Buyer related to the Contemplated Transactions. Without limiting the generality of the foregoing, the ability of Buyer to consummate the Contemplated Transactions is not contingent on Buyer’s ability to complete any public offering or private placement of debt or equity securities or to obtain any other type of financing prior to Closing.
Section 4.5    Solvency. As of the Closing and immediately after giving effect to the Contemplated Transactions, including the payment of the Estimated Purchase Price and payment of all related fees and expenses of Buyer and the Company in connection therewith: (a) the amount of the “fair saleable value” of the assets of the Company will exceed the value of all liabilities of the Company; (b) the Company will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Company will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions, or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of Buyer or the Company.
Section 4.6    Brokers and Finders. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by, or on behalf of, Buyer.
Section 4.7    Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is able to bear any economic risks associated with the Contemplated Transactions. Buyer is acquiring the Equity Interests as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities Laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Equity Interests. Buyer hereby acknowledges that the Equity Interests have not been registered pursuant to the Securities Act or any state securities Laws and that the Equity Interests may not be sold, offered for sale, or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act to the extent applicable.

Section 4.8    Investigation by Buyer; No Reliance. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company in connection with the Contemplated Transactions. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery, and performance of this Agreement and the Contemplated Transactions. Buyer has received all materials relating to the business of the Company that Buyer has requested and has been afforded adequate access and opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company, Holdco or Sellers or to otherwise evaluate the merits of the Contemplated Transactions. Buyer acknowledges that the Company has given it access to the key employees, documents, and facilities of the Company. Without limiting the generality of the foregoing, Buyer acknowledges that (a) none of the Company, Holdco, Sellers, or any of their respective Representatives, direct or indirect equityholders, officers, directors, managers, employees, agents, or Affiliates (collectively, the “Company Parties”) is making any representation or warranty with respect to (i) the value, merchantability, or fitness for a particular use or purpose, (ii) the operation or probable success of the Company (including with respect to any projections, estimates, or budgets delivered to, or made available to, Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company), (iii) the accuracy or completeness of any information regarding Sellers, Holdco, the Company, or its businesses or (iv) any other information or documents made available to Buyer or its counsel, accountants, or advisors with respect to the Company or any of its businesses, assets, liabilities, or operations, except for those representations and warranties expressly made in Article II and those representations and warranties expressly made in Article III (which representations and warranties are made subject to the other terms and conditions of this Agreement); and (b) Buyer has not relied, and will not rely, upon any of the information described in subclauses (i) – (iv) of clause (a) above or any other information, representation, or warranty, except those representations or warranties made in Article II and made in Article III (which representations and warranties, with respect to Article III, are qualified by the Disclosure Schedule and made subject to the other terms and conditions of this Agreement), in negotiating, executing, delivering, and performing this Agreement and the Contemplated Transactions. Buyer understands and agrees that it is acquiring the Company in the condition it is in at the Closing based upon Buyer’s own inspection, examination, and determination of all matters related thereto, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally, or otherwise, made by, or on behalf of, or imputed to, any of the Company Parties, except for the representations and warranties which are expressly made in Article II and made in Article III (which representations and warranties, with respect to Article III, are qualified by the Disclosure Schedule and made subject to the other terms and conditions of this Agreement). Buyer acknowledges and agrees that (x) the representations and warranties set forth in Article II and Article III (as, in the case of Article III, qualified by the Disclosure Schedule) supersede, replace, and nullify in every respect the data set forth in any other document, material, or statement, whether written or oral, made available to Buyer and (y) Buyer and its Affiliates will have no right or remedy (and the Company, Holdco, Sellers, and their Affiliates will have no Liability whatsoever) arising out of any representation, warranty, or other statement made by, on behalf of, or relating to the Company, Holdco or any of their respective businesses or assets (including with respect to any errors of information or omissions of information) other than as contemplated by this Agreement with respect to representations and warranties in Article II and in Article III.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business. Except as contemplated by this Agreement (including, without limitation, the Pre-Closing Reorganization), from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article VII, the Company will, except (w) as set forth in Section 5.1 of the Disclosure Schedules, (x) as required by applicable Law or order, (y) as otherwise contemplated by this Agreement or (z) as consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), (a) conduct its business in the ordinary and regular course of business consistent with past practices, (b) use commercially reasonable efforts to (i) preserve intact its business organizations, goodwill and ongoing businesses, (ii) keep available the services of its present officers and other key employees and (iii) preserve in all material respects its present relationships with material customers, suppliers, vendors, licensors, licensees, Governmental Authorities, and other Persons with whom it has business relations and (c) not do any of the following:
(i)    authorize, make, declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities, other than Tax distributions made in the ordinary course of business;
(ii)    adjust, split, combine, subdivide, reduce or reclassify any of its equity securities;
(iii)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in, or substantially all of the assets of, or otherwise) or authorize or announce an intention to so acquire, or into any agreements providing for any acquisitions of, any business or any corporation, partnership, association, or other business organization or division thereof of any other Person;
(iv)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any restructuring, recapitalization or reorganization between or among or involving any of the Company), or adopt any plan or resolution providing for any of the foregoing;
(v)    issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;
(vi)    amend, modify, supplement, restate, waive, rescind, or otherwise change the Governing Documents of the Company (other than as specifically contemplated by this Agreement);

(vii)    make any material changes in the Company’s accounting methods, principles or practices, except as required by applicable Law;
(viii)    change its method of Tax accounting, make or change any material Tax election, file any amended Tax Return, enter into or change any agreement with a Tax Authority, or settle any material claim relating to Taxes;
(ix)    except in the ordinary course of business (including dispositions of inventory), sell, assign, transfer, convey, lease, license, sublease, sell and lease back, abandon, permit to lapse, exchange, mortgage, swap, subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any line of business or any material properties (tangible or intangible), rights or assets (including shares in the capital stock or other equity interests or securities of the Company);
(x)    other than (A) bidding for and entering into Contracts with customers, suppliers, or vendors in the ordinary course of business, (B) renewals of Contracts in the ordinary course of business and (C) entering into capital leases (which will be included in Indebtedness) in the ordinary course of business: (i) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (ii) modify in any material respect, amend in any material respect, renew or extend any Material Contract, (iii) terminate any Material Contract (other than by expiration in accordance with the terms thereof without any action on the part of the Company), (iv) waive or release any material rights or claims under any Material Contract, or (v) assign any material rights or claims under any Material Contract;
(xi)    except in the ordinary course of business, (a) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to any material Intellectual Property Rights, other than amendments, modifications, terminations or waivers in the ordinary course of business, or otherwise encumber (other than Permitted Encumbrances) any material Intellectual Property Rights (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than the nonexclusive license of Intellectual Property Rights in the ordinary course of business and amendments and modifications made or entered into in the ordinary course of business, or (b) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of, the Company in such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code;
(xii)    allow to lapse, or abandon, including by failure to maintain, prosecute, file or pay the required fees in any jurisdiction, any material Registered Company IP Rights;
(xiii)    except for incurrence of Indebtedness for borrowed money in the ordinary course of business (including under existing credit facilities), redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(xiv)    except as required by the terms of any Employee Benefit Plan as in effect on the date hereof, (a) grant any material increases in the compensation or benefits payable or to be provided to any Post-Transaction Employee, (b) take any action to accelerate the vesting or lapsing of restrictions or payment of compensation or benefits, (c) grant any new equity or equity-based awards or amend or modify the terms of any outstanding equity or equity-based awards, (d) pay or award, or commit to pay or award, any non-equity bonuses or incentive compensation, (e) enter into any new, or amend any existing, employment, severance, termination, change in control, retention or similar agreement with any Post-Transaction Employee (other than offer letters in the ordinary course of business), (f) establish any Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Employee Benefit Plan in existence on the date of this Agreement (in each case other than offer letters in the ordinary course of business), (g) hire any employee or engage any other service provider (who is a natural person) who is (or would be) an officer or who has (or would have) an annualized base compensation in excess of $50,000 other than in the ordinary course of business, any hiring or promotion for existing or for open positions that do not exceed $200,000, individually, in annualized base compensation, (h) terminate the employment of any employee or other service provider (who is a natural person) who is an officer or who has an annualized base compensation in excess of $200,000 in each case, other than for cause, (i) enter into, amend or terminate any collective bargaining agreement or other labor agreement, (j) cause or consummate any “plant closing” or “mass layoff” (in each case as defined by the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for the Company under the WARN Act or similar state or local Laws, (k) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company, or (l) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any Post-Transaction Employee;
(xv)    commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any claim, litigation, investigation, suit, action or proceeding, other than the compromise or settlement of any claim, litigation, investigation, suit, action or proceeding that: (x) (i) is in an amount not in excess of $500,000 individually; (ii) does not impose any injunctive relief on the Company and does not involve the admission of wrongdoing by the Company or any of its officers, directors or employees; (iii) does not provide for the license of any material Company IP Rights, and (iv) does not relate to claims, litigations, investigations, suits, actions or proceedings brought by Governmental Authorities, other than solely in their capacities as users of Company Products or (y) are Tax Proceedings (it being understood that such Tax Proceedings are subject to the restrictions contained in clause (xxi) below);
(xvi)    make any loans, advances or capital contributions to, or investments in, any other Person (other than trade credit made in the ordinary course of business);
(xvii)    implement or adopt any material change in financial accounting policies, practices, principles, procedures or any methods of reporting income, deductions or other items for financial accounting purposes;
(xviii)    materially change any working capital policies or practices, including by offering to any customer any credit (other than in the ordinary course of business)

or otherwise materially changing any policies or practices with respect to the payment of accounts payable or the collection of accounts receivable;
(xix)    enter into, conduct, engage in or otherwise operate any new line of business outside of the existing businesses of the Company as of the date of this Agreement;
(xx)    make any capital expenditures in excess of $250,000, enter into any agreements or arrangements providing for capital expenditures in excess of $250,000 during any twelve (12)-month period or otherwise commit to do so, except for capital expenditures in the ordinary course of business;
(xxi)    (a) make, change or revoke any material Tax election, (b) change an annual Tax accounting period or adopt or change any Tax accounting method, (c) file or cause to be filed any amended Tax Return or claim for refund of Taxes, (d) file or cause to be filed any Tax Return in a manner inconsistent with past practice, (e) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), (f) settle or compromise any Tax Proceeding or surrender any right to claim a refund of Taxes, (g) seek any Tax ruling from any Governmental Authority, or (h) grant any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(xxii)    (a) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $75,000 or for a term that is longer than one (1) year, (b) materially modify or amend or exercise any right to renew any Material Real Property Lease or other lease or sublease of real property, or waive any material term or condition thereof or grant any consents thereunder, (c) grant or consent to the creation of any Encumbrance (other than Permitted Encumbrances) affecting any real property leased by the Company, or any interest therein or part thereof, or (d) make any material changes in the construction or condition of any such property, in the case of each of clauses (b) through (d), other than in the ordinary course of business;
(xxiii)    (i) cancel or terminate any of the Company’s insurance policies or fail to pay the premiums on such insurance policies, other than any cancellation or termination in the ordinary course of business, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business in all material respects;
(xxiv)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions;
(xxv)    voluntarily terminate, modify or waive any material right under any Permit;
(xxvi)    agree or authorize, or make any commitment, in writing or otherwise, to take any of the foregoing actions.
Section 5.2    Notice of Certain Information. Each Party (each, a “Notifying Party”) shall give prompt written notice to the other Parties: (a) of any notice or other communication received by the Notifying Party from any Governmental Authority in connection with this

Agreement or the Contemplated Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (b) of any Proceeding commenced or, to the actual knowledge of the Notifying Party, threatened against the Notifying Party or its Affiliates or otherwise relating to, involving or affecting the Notifying Party or Affiliates, in each case in connection with, arising from or otherwise relating to the Contemplated Transactions; and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance, to the extent that the Notifying Party is the Company, relating to the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, to the extent that the Notifying Party is Buyer, relating to Buyer that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not cure any breach of any representation or warranty or covenant hereunder or otherwise limit the remedies available hereunder.
Section 5.3    Access to Information.
(a)    From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, upon reasonable advance notice, and subject to restrictions contained in the confidentiality agreements to which the Company is subject, the Company will provide to Buyer and its Representatives, during normal business hours, reasonable access to all books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company). All information related to the Company provided to Buyer will be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period between the date hereof and the Closing Date, none of the Company, Holdco or any Seller shall in any event be required to disclose to Buyer or any of its Representatives, or otherwise provide Buyer or any of its Representatives any access to, any information, properties or personnel (i) to the extent relating to the sale process conducted by the Company involving any Person other than Buyer, (ii) if doing so would violate any Contract or Law to which any Seller, Holdco or the Company is a party or is subject or which it determines could result in a loss of the ability to successfully assert attorney-client and work product privileges, or (iii) if the Company, Holdco or Sellers determine that such disclosure or access should not be made or provided due to the competitively sensitive nature thereof.
(b)    From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, Buyer will not (and will not permit any of its Representatives or Affiliates to) contact any employee, customer, supplier, distributor, or other material business relation of the Company regarding the Company, its business, or the Contemplated Transactions without the prior written consent of the Company, except with respect to officers, directors, and other Representatives of the Company who are made available to Buyer by the Company or its Representatives.

Section 5.4    Certain Governmental Approvals.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties will use its reasonable best efforts (subject to, and in accordance with, Regulatory Law) to take (or cause to be taken) all actions, to do (or cause to be done), and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Regulatory Laws to consummate and make effective the Contemplated Transactions, as promptly as practicable, including (i) obtaining all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority in connection with any Regulatory Law, (ii) complying with all legal requirements that may be imposed on it with respect to this Agreement or the Contemplated Transactions, (iii) litigating (or defending) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction and any appeal) challenging the Contemplated Transactions as violative of any Law, and (iv) executing and delivering any additional instruments necessary to consummate the Contemplated Transactions.
(b)    Without limiting the generality of the undertakings pursuant to Section 5.4(a):
(i)    The Company, Holdco, Sellers, and Buyer will effect all necessary notifications or registrations to obtain the Required Antitrust Approvals as promptly as practicable, and, with respect to the HSR Act, no later than five (5) Business Days after the date of this Agreement, in each case as required for the Contemplated Transactions;
(ii)    The Company, Holdco, Sellers, and Buyer will use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or Governmental Authorities under any applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals (including requesting early termination of the applicable waiting periods under the HSR Act);
(iii)    The Company, Holdco, Sellers, and Buyer will keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions and, to the extent permitted by Law, promptly furnish each other with copies of notices or other communications (or, in the case of material oral communications, provide written summaries of such communications) between or among the Company, Holdco, Sellers, or Buyer or any of their Representatives, as the case may be, and any Governmental Authority with respect to such Contemplated Transactions. The Company, Holdco, Sellers, and Buyer will keep each other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to any Regulatory Law and will comply promptly with any such reasonable inquiry or request. The Company, Holdco, Sellers, and Buyer will, to the extent permitted by Law, permit counsel for the other Party or Parties the opportunity to review in advance, and will consider in good faith the views of the other Party or Parties in connection with, any proposed written communication to any Governmental Authority. Each of the Company, Holdco, Sellers, and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate. Without limiting the foregoing, neither Buyer, the Company, Holdco, Sellers nor their respective Affiliates shall take any action that has or may have the effect of extending any waiting period or comparable period under any Regulatory Law or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other Parties. No Party will be required to share with any other Party, other than on an outside counsel only basis, any competitively sensitive information or information relating to valuation. Further, Buyer shall not take any action that may reasonably have the effect of delaying, impairing, or impeding the expiration or early termination of the waiting period under the HSR Act or any Required Antitrust Approval from a Governmental Authority, including but not limited to, acquiring or agreeing to acquire the entities or assets of any other business which competes with the Company;
(iv)    If an action is threatened or instituted by any Governmental Authority or any other Person challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Buyer shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such action, including exhausting all available administrative and judicial appeals, and shall afford Sellers, Holdco, and the Company a reasonable opportunity to participate therein. The Sellers, Holdco and the Company shall diligently assist and cooperate with the Buyer in preparing and filing any and all written communications that are to be submitted to any Governmental Authorities in connection with the transactions contemplated hereby and in obtaining any governmental or third-party consents, waivers, authorizations or approvals which may be required by the Parties to be obtained in connection with the transactions contemplated hereby, which assistance and cooperation shall include timely furnishing to the Buyer all information concerning the Company and/or its Affiliates that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval. Each Party shall, and shall cause its Affiliates to, coordinate with the other Parties regarding the development and implementation of any strategy with respect to obtaining the Required Antitrust Approvals (including the expiration or termination of all applicable waiting periods under the HSR Act) including, but not limited to, (v) the process and strategy for responding to any formal or informal request for additional information and documents (including any second request issued under the HSR Act), (w) the content of, and analysis contained in, any filings, notifications or communications (whether written or oral) with any Governmental Authority, (x) whether to “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (y) whether to extend or restart the waiting, review or investigation period under any applicable Regulatory Law, and (z) whether to offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, any of the Contemplated Transactions.
(v)    Notwithstanding anything to the contrary in this Agreement (including this Section 5.4), none of the parties or any of its respective Affiliates shall be required to, and the Company may not, without the prior written consent of Buyer, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or any portion of business of the Company, Buyer or any Buyer Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or any portion of the business of the Company, Buyer or any Buyer Subsidiary in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, Buyer or any Buyer Subsidiary; provided that, if requested in writing by Buyer, then the Company will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company if the Closing occurs.
(vi)    Except as otherwise set forth in this Agreement, including this Section 5.4, nothing contained in this Agreement shall give Buyer or any of its Affiliates, directly or indirectly, the right to control, supervise or direct the operations of the Business, Company, Holdco, or any Seller prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control, supervision and direction over the Business; and
(vii)    Buyer shall pay, at the time of filing, all applicable fees relating to the Required Antitrust Approvals.
Section 5.5    Confidentiality.
(a)    The parties acknowledge that the information being provided to them in connection with this Agreement and the Contemplated Transactions is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the obligations of Buyer under the Confidentiality Agreement shall terminate.
(b)    Following the Closing, unless Buyer has otherwise consented in writing, Sellers shall, and shall cause their respective Affiliates to, retain in confidence any information to the extent related to the Company (including any assets or rights) and shall not disclose such information to any other Person; provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.5(b); (ii) is required to be disclosed by applicable Law or to a Governmental Authority or otherwise required or requested in connection with compliance with applicable Law or judgment; or (iii) that a Seller or any of his, her or its Affiliates receives after the Closing from a source other than Buyer or Buyer Subsidiaries or their respective Representatives; provided that such source is not known (after reasonable inquiry) by such Seller or any of his, her or its Affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or Buyer Subsidiaries with respect to such information. The foregoing shall not (i) prohibit a Seller or his, her or its Affiliates from disclosing such confidential information for the purpose of complying with the terms of, or performing under, this Agreement, (ii) limit any of the rights granted to a Seller or his, her or its Affiliates under this Agreement, or (iii) prohibit a Seller or his, her or its Affiliates from rendering services to the Company, Buyer or Buyer Affiliates. Furthermore, the provisions of this Section 5.5(b) will not prohibit any retention of copies of records or any disclosure as may be, and only to the extent, necessary to comply with applicable Law or in connection with the preparation and filing of Tax Returns of a Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.
Section 5.6    Non-Solicitation; Non-Competition; Non-Disparagement.
(a)    For a period of three (3) years from the Closing Date with respect to each Post-Transaction Employee (for the purposes of this Section 5.6(a), each a “Business Covered Person”), each of the Sellers agrees that neither such Seller nor any of his, her or its respective Affiliates will hire, employ or solicit for employment any Business Covered Person; provided that the Sellers and their respective Affiliates shall not be restricted from (i) employing or soliciting for employment any Business Covered Person (A) who has ceased to be employed or engaged by Buyer or Buyer Subsidiaries for a period of at least six (6) months without any prior solicitation prohibited hereunder or (B) whose employment or engagement was terminated by Buyer or Buyer Subsidiaries, or (ii) making general solicitations for employment (including by search firms) not specifically directed at Business Covered Persons.
(b)    For a period of three (3) years from the Closing Date, none of the Sellers shall (and the Sellers shall cause their respective Affiliates not to), directly or indirectly, operate, engage or participate in, carry on in any manner, or have an ownership interest in any Person engaged in, any business activities that are competitive with any of the business activities conducted by the Company as of immediately prior to the Closing, in the jurisdictions in which such activities have been conducted; provided that the Sellers and their respective Affiliates shall not be restricted from (i) rendering services to the Company, Buyer or Buyer Affiliates or (ii) owning shares of any publicly-traded corporation which does not exceed 5% of the outstanding shares of such corporation.
(c)    From and after the Closing Date, none of the Sellers shall (and the Sellers shall cause their respective Affiliates not to) in any fashion, form or manner make any negative, derogatory or disparaging statements or communications regarding the Buyer or any of its Affiliates or any of any Buyer’s employees or officers or any of its Affiliates’ employees or officers; provided, that the Sellers and their respective Affiliates shall not be restricted from making truthful testimony.
(d)    Sellers acknowledge that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.7    Further Assurances. Except as otherwise provided in this Agreement and subject to Section 5.4, each of the Parties will use its reasonable best efforts before and after the Closing Date to take (or cause to be taken) all action, to do (or cause to be done), and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, but not limited to, (a) satisfying the conditions precedent to the obligations of any of the Parties; (b) obtaining all necessary consents, approvals or waivers from Governmental Authorities required to be obtained by Sellers, Holdco, the Company, Buyer, or any of their respective Affiliates, in connection with the Contemplated Transactions (other than with respect to Regulatory Laws, which are the subject of Section 5.4); (c) to the extent consistent with the obligations of the Parties set forth in Section 5.4, defending any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (d) executing and delivering such instruments, and the taking of such other actions, as the other Parties may reasonably require in order to carry out the intent of this Agreement. In connection with and without limiting the foregoing, the Company shall use commercially reasonable efforts to give any notices to third parties required under Contracts set forth on Section 6.3(g)(iv) of the Disclosure Schedules, and the Company shall use its commercially reasonable efforts to obtain any third-party consents required under Contracts set forth on Section 6.3(g)(iv) of the Disclosure Schedules, in each case, unless Buyer otherwise directs (and in connection with such direction Buyer agrees to waive any related closing condition under Section 6.3(g)(iv)). Notwithstanding anything to the contrary herein, none of the Company, Buyer, or any Buyer Subsidiary shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any such third-party consents (except, in the case of the Company, if requested by Buyer and reimbursed or indemnified for by Buyer).
Section 5.8    Documents and Information. After the Closing Date, Buyer and the Company will, until the seventh (7th) anniversary of the Closing Date or such other longer period required by applicable Law, preserve and retain a copy of all corporate, accounting, Tax, legal, auditing, human resources and other books and records and other materials pertaining to the Business (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company) and make the same available for inspection and copying by any Selling Party (at such Selling Party’s expense) during normal business hours of the Company, as applicable, upon such Selling Party’s prior reasonable request and notice. If at any time after such seven (7)-year period Buyer intends to dispose of any such books and records, Buyer shall not do so without first offering such books and records to the Sellers’ Representative. Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 5.8 shall be binding upon the successors and assigns of Buyer and the Company. In the event Buyer or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the obligations set forth in this Section 5.8.

Section 5.9    Indemnification; Directors’ and Officers’ Insurance.
(a)    All rights to indemnification or exculpation now existing in favor of the directors, managers, and officers of the Company, as provided in the Company’s Governing Documents, indemnification agreements, and any directors’ and officers’ liability insurance policies, with respect to any matters occurring prior to the Closing Date and arising out of the fact that such person is or was a director, manager or officer of the Company or was serving at the request of the Company as a director, manager or officer of the Company, will survive the Closing and will continue in full force and effect, and the Company will perform and discharge the Company’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification will be mandatory rather than permissive, and the Company will advance expenses in connection with such indemnification as provided in the Company’s Governing Documents and indemnification agreements, if any, provided that such indemnified party provides an undertaking to repay such advances to the extent it is ultimately determined that such indemnified party is not entitled to indemnification. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents and indemnification agreements, if any, will not be amended, repealed, or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers or officers of the Company, unless such modification is required by applicable Law.
(b)    At the Closing, Buyer shall, or shall cause the Company to, purchase a non-cancelable “tail” policy providing directors’ and officers’ liability insurance coverage, for a period of six (6) years following the Closing Date, for the benefit of the Company’s directors, managers, and officers with respect to matters occurring prior to the Closing (the “Tail Policy”). The Tail Policy will provide coverage in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing; provided that Buyer or the Company, as the case may be, may thereafter substitute therefor policies of at least the same coverage, containing terms and conditions that are no less advantageous to the beneficiaries thereof, so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)    If, after the Closing, Buyer, the Company or any of their respective successors or assigns (i) consolidates with, or merges into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 5.9.
(d)    The directors, managers and officers of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.9, and their respective heirs and Representatives, are intended to be third-party beneficiaries of this Section 5.9. This Section 5.9 will survive the consummation of the Contemplated Transactions and will be binding on all successors and assigns of Buyer and the Company.

Section 5.10    No Solicitations.
(a)    During the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms, Sellers and the Company will not, and will use commercially reasonable efforts to cause their respective Representatives to not, directly or indirectly, (i) negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring, or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase, or disposition of any amount of the assets of the Company (other than in the ordinary course of business) or any equity interests of the Company other than the Contemplated Transactions (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit, or initiate discussions, negotiations, or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties, or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.
(b)    Sellers and the Company will, and will use commercially reasonable efforts to cause their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person conducted heretofore (other than Buyer, its Affiliates and their respective Representatives) with respect to any potential Acquisition Transaction.
Section 5.11    Termination of Affiliate Agreements. Except for (a) Contracts or arrangements which relate solely to a Person’s employment or service as a director or officer of the Company that have been made available to Buyer, (b) Contracts listed on Section 5.11 of the Disclosure Schedules and (c) this Agreement, Sellers, and the Company shall, at or prior to the Closing, terminate all Affiliate Agreements without any Liability to or obligation on the part of Buyer, the Company, Buyer Subsidiaries or other Affiliates.
Section 5.12    Financial Information. Following the Closing, the Sellers and their Affiliates shall furnish to Buyer or Buyer’s Representatives any information reasonably requested by Buyer in connection with the preparation of Buyer’s financial statements or in connection with Buyer’s ordinary course financial reporting processes, and shall reasonably cooperate in connection therewith.
Section 5.13    Litigation Support. From and after the Closing, the Sellers shall reasonably cooperate with Buyer and its Affiliates and their respective Representatives in the defense or settlement or investigation of any actual or potential Liabilities or Proceedings involving the Company, including by providing Buyer and Buyer’s legal counsel (upon reasonable advance notice in writing and during normal business hours) access to current employees, contractors, records, documents, data, equipment, facilities, products and other information as Buyer may reasonably request, to the extent maintained or under the possession or control of the Sellers or their respective Affiliates; provided that Sellers may restrict the foregoing access or the provision of such information to the extent that (a) applicable Law requires the Sellers or any of their respective Affiliates, as applicable, to restrict or prohibit such access or the provision of such information, or (b) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that the Sellers and their respective Affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection). Notwithstanding anything herein the contrary, to the extent that the litigation support is requested in connection with any claim for indemnification hereunder, then the procedures in Article VIII shall control and the support covenant in this Section 5.13 shall not apply.
Section 5.14    Post-Closing Employment.
(a)    During the twelve (12)-month period following the Closing, Buyer shall take, and shall cause the Company to take, all actions required so that each individual who is employed by the Company immediately prior to the Closing and who continues his or her employment with Buyer or the Company following the Closing (each, a “Post-Transaction Employee”): (i) receives base compensation and bonus opportunities that are no less favorable than the base compensation and bonus opportunities, respectively, provided to such Post-Transaction Employee immediately prior to the Closing (excluding equity-based compensation arrangements, any sale, retention or change in control arrangements, and benefits under any defined benefit pension plan or retiree medical plan); (ii) receives benefits that are substantially similar in the aggregate to those benefits provided to such Post-Transaction Employee immediately prior to the Closing; and (iii) if such Post-Transaction Employee is terminated for other than “cause”, receives severance pay that is no less than the severance pay that would have been payable to such Post-Transaction Employee under the severance policy in effect immediately prior to the Closing had such employee been terminated for other than “cause” immediately prior to the Closing. If Buyer so desires, Buyer shall not allow transfers of assets from the Fleetwood Aluminum Products, Inc. Profit Sharing Plan (the “Profit Sharing Plan”), the Fleetwood Aluminum Products, Inc. Cash Balance Plan (the “Cash Balance Plan”), or any other retirement benefit plan sponsored by the Company or Holdco, into 401(k) Profit Sharing Plan sponsored by Holdco (the “Holdco 401(k) Plan”). If Buyer so desires, Buyer shall not allow participant directed rollovers from the Profit Sharing Plan or Cash Balance Plan into the Holdco 401(k) Plan until it receives copy of the closing statement from the IRS certifying that the current IRS audit of the Cash Balance Plan, or any other retirement benefit plan sponsored by the Company or Holdco, has been formally closed by the IRS, and Buyer is satisfied that there are no outstanding compliance or operational failures of such plan(s) that could affect the qualified status of the Holdco 401(k) Plan. Holdco or Sellers shall provide Buyer and Buyer’s representatives or agents information and assistance and cooperation requested by them in order to address any inquiry from the IRS, Department of Labor, other Governmental Authority related to the Holdco 401(k) Plan, or to address any correction of documentary, operational, compliance or testing failures of the Holdco 401(k) Plan arising from or relating to periods prior to the Closing Date. With respect to the Holdco 401(k) Plan, within thirty (30) days of the Closing Date Holdco or Sellers shall transfer to Buyer an amount equal to any delinquent but unpaid contributions to the Holdco 401(k) Plan from prior to the Closing Date and any earnings on delinquent or late contributions, as calculated by the plan administrator. Holdco or Sellers shall reimburse to the Company any filing fees, reasonable legal fees, and related reasonable out of pocket expenses incurred by the Company in connection with any corrective filing made with the IRS or Department of Labor after the Closing Date as part of the correction of the 2020, 2021 and 2022 delinquent or late contributions. Such reimbursement shall occur within thirty (30) days of receipt of an invoice for the same with documentation evidencing such expenses.
(b)    Buyer shall take, and shall cause the Company to take, all actions required so that all Post-Transaction Employees shall receive service credit for all purposes under any employee benefit plans and arrangements in which they participate following the Closing (other than for purposes of accrual of benefits under any defined benefit pension plan or retiree medical plan). To the extent that Buyer or the Company modifies any coverage or benefit plans under which the Post-Transaction Employees participate, Buyer and the Company shall engage commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions, or actively-at-work requirements and to give such employees credit under the new coverages or benefit plans for deductibles, co-insurance, and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs.
(c)    For a period of ninety (90) days following the Closing, Buyer shall not, and shall cause the Company not to, terminate any Post-Transaction Employees in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law (the “WARN Act”), or take any other action following the Closing that could trigger notice requirements or result in liability under the WARN Act. Buyer shall, and shall cause the Company to, comply with any notice or filing requirements under any applicable WARN Act that become triggered on or after the Closing.
(d)    This Section 5.14 shall survive the Closing and shall be binding on all successors and assigns of Buyer and the Company. Nothing in this Section 5.14, express or implied, shall confer upon any employee or other service provider, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.14, expressed or implied, shall be construed to prevent the Company, Buyer or their Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan, arrangement, policy, program or agreement. Nothing in this Section 5.14, expressed or implied, or any other provision of this Agreement shall amend, or be deemed to amend, any employee benefit plan, arrangement, policy, program or agreement sponsored or maintained by the Company, Buyer or their Affiliates, and nothing in this Section 5.14, express or implied, or any other provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any such employee benefit plan, arrangement, policy, program or agreement.
Section 5.15    Tax Matters.
(a)    Tax Treatment. The parties agree and acknowledge that (i) the Pre-Closing Reorganization is intended to constitute a Tax-free contribution to a disregarded entity for U.S. federal income Tax purposes, (ii) Holdco’s taxable year for U.S. federal income Tax purposes (and applicable state and local Tax Law) will not end on the Closing Date, and (iii) for U.S. federal income Tax purposes (and applicable state and local Tax Law) the Sale is a sale of the Company’s assets by Holdco pursuant to Code Section 1001.

(b)    Tax Returns.
(i)    Following the Closing, the Sellers’ Representative shall prepare, or cause to be prepared, at the Company’s expense, all Tax Returns that are required to be filed by, or with respect to, Holdco for taxable periods ending on or before the Closing Date and for taxable periods including, but not ending on, the Closing Date and in Sellers’ Representative’s discretion, amendments to any Tax Returns previously filed (including Flow-Through Tax Returns) (collectively, “Seller Returns”). Such Seller Returns shall, to the maximum extent permitted by applicable Law, include the Transaction Deductions as deductions for any taxable period including the Closing Date. Sellers’ Representative will cause such Seller Returns to be timely filed consistently with past practice except as otherwise required by applicable law and will provide a copy to the Buyer. Notwithstanding the foregoing, Sellers’ Representative shall not amend, re-file or otherwise modify any previously filed Tax Return without the Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed, to the extent such amended Tax Return would adversely affect the liability for Taxes of Buyer or the Company ending after the Closing Date or reduce a Tax benefit of Buyer or the Company after the Closing Date. The Buyer shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns of the Company due after the Closing Date for any Pre-Closing Tax Period and taxable period including, but not ending on, the Closing Date in accordance with past practices of Holdco or the Company and timely pay (or cause to be paid) all related Taxes. The Buyer shall cause to be paid all Taxes imposed on the Company for all such Tax Returns for which it has filing responsibility, and for such Taxes shown as due on Tax Returns with an original due date (including applicable extensions) after the Closing that has not been filed as of the Closing, to the extent such Taxes were not taken into account in the determination of Final Purchase Price pursuant to Section 1.3(d), the payment for such Taxes apportioned to any Pre-Closing Tax Period pursuant to Section 5.15(c) shall be funded by Holdco via a payment to the Company by Holdco no later than the day which is the later of (A) five (5) Business Days after the Buyer or the Company provides notice to the Sellers’ Representative of the upcoming Tax payment obligation (including the amount of the Tax obligation and the day such Taxes are to be paid) and (B) three (3) Business Days before the day the payment of such Taxes will be made by the Company (as specified in the notice referred to in clause (A)), and if not timely paid by Holdco, such payment shall be funded directly from Sellers, severally and not jointly, in accordance with their respective Indemnification Pro Rata Percentages.
(ii)    Unless otherwise required by a determination of a Tax Authority that is final (within the meaning of Section 1313(a) of the Code, or a corresponding provision of state, local or foreign Tax Law), none of Buyer, the Company or any Selling Party shall file a Tax Return that is inconsistent with any agreement pursuant to this Section 5.15, and none of Buyer, the Company, or any Selling Party shall take any position during the course of any Tax contest or any other Tax audit or Tax proceeding that is inconsistent with any agreement pursuant to this Section 5.15.
(c)    Allocation of Taxes. For purposes of this Agreement, in the case of any Tax period that begins on or before and ends after the Closing Date, (i) the amount of any sales or use Taxes, withholding Taxes, employment Taxes, Taxes imposed on specific transactions, or Taxes based on or measured by income, profits, or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing

Date (provided that any Transaction Deductions shall accrue in the Pre-Closing Tax Period), and (ii) the amount of other Taxes, such as real and personal property and other ad valorem Taxes, which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the total number of days in the period.
(d)    Transfer Taxes. All Transfer Taxes, recording fees, and other similar Taxes that are imposed on any of the Parties by any Tax Authority in connection with the Contemplated Transactions will be borne one-half by Buyer and one-half by Holdco. The Parties agree to cooperate and to cause their respective Affiliates to cooperate with one another in the filing of any Tax Returns with respect to the Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.
(e)    Tax Disputes. Following Closing, Buyer shall promptly notify the Sellers’ Representative in writing upon receipt by Buyer or any of its Affiliates (including the Company) of notice of any pending or threatened proceeding, judicial or administrative, any Tax audit, examination, deficiency asserted or assessment made by a Governmental Authority with respect to the Taxes or Tax Returns of Holdco or the Company (or its income, assets or operations) for any taxable period ending on or prior to the Closing Date (a “Tax Proceeding”). The Sellers’ Representative (acting on behalf of the Selling Parties) shall have the exclusive authority to control all Tax Proceedings solely related to Holdco for any taxable period or the Company for any Pre-Closing Tax Period and other taxable periods including the Closing Date; provided, that neither the Sellers’ Representative nor any Seller may settle or compromise any asserted Tax liability against Holdco or the Company for any Pre-Closing Tax Period or other taxable periods including the Closing Date that would adversely affect the liability for Taxes of Buyer or the Company ending after the Closing Date or reduce a Tax benefit of Buyer or the Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    Cooperation. The Buyer, the Company, and Selling Parties shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of Holdco or the Company for a Pre-Closing Tax Period; (ii) assist in any Tax Proceeding; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of Holdco or the Company (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Notwithstanding the foregoing, nothing in this Section 5.15(f) shall require Buyer or Selling Parties to provide any Tax Returns other than those of Holdco or the Company. The Buyer, the Company and Selling Parties shall retain, and will cause their respective Affiliates to retain, for the full period of any statute of limitations for the relevant taxable periods, all documents and other information which may be relevant for the filing of any Tax Return of the Company for a Pre-Closing Tax Period or for any audit or other legal proceedings relating to Taxes of the Company for a Pre-Closing Tax Period.
(g)    Post-Closing Tax Actions. Notwithstanding anything to the contrary in this Agreement, Buyer shall not, and shall not permit the Company to, take any action on the

Closing Date that could increase Holdco’s or any Seller’s liability for Taxes in any manner. Without limiting the foregoing, none of Buyer, any Affiliate of Buyer or the Company shall (or shall cause or permit the Company to) without the prior written consent of the Sellers’ Representative: (i) amend, re-file, file or otherwise modify any Tax Return relating in whole or in part to Holdco or the Company (or its income, assets or operations) with respect to any Pre-Closing Tax Period; (ii) make any Tax election related to the Company (or its income, assets or operations) that has retroactive effect to any Pre-Closing Tax Period; (iii) file any ruling or request with any Tax Authority that relates to Taxes or Tax Returns of Holdco or the Company (or its income, assets or operations) for a Pre-Closing Tax Period; (iv) enter into any closing agreement, settle any Tax Proceeding, extend or waive any statute of limitations with respect to the Company for any Pre-Closing Tax Period; or (v) approach a Governmental Authority regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of Holdco or the Company (or its income, assets or operations) with respect to a Pre-Closing Tax Period or initiate or enter into any voluntary disclosure or similar program or process relating in whole or in part to the Company (or its income, assets or operations), with respect to any Pre-Closing Tax Period.
(h)    Tax Refunds. Any Tax credit, refund or reduction of Taxes (including any interest paid or credited by a Governmental Authority with respect thereto) of the Buyer, the Company or any of their Affiliates (including any consolidated, combined, unitary or other Tax groups of which the Company is a member) (collectively, the “Buyer Tax Group”) with respect to (i) Holdco or Pre-Closing Tax Periods of the Company (or its income, assets or operations) or (ii) any Transaction Deductions (collectively, “Seller Tax Refunds”) shall be for the sole benefit of Holdco. To the extent that any member of the Buyer Tax Group receives or utilizes any Seller Tax Refund, Buyer shall pay to Holdco such Seller Tax Refund within fifteen (15) days of such Seller Tax Refund or the filing of any Tax Return utilizing such Seller Tax Refund (in the form of a credit, reduction or offset to Taxes otherwise payable), as the case may be, for further distribution to Owners in accordance with their respective Ownership Pro Rata Percentages. Buyer Tax Group shall, and shall cause the Company to, promptly take all reasonable actions (including those actions reasonably requested by the Sellers’ Representative) to file for and obtain any Seller Tax Refund.
(i)    To the extent a provision of this Section 5.15 conflicts with Section 8.3, this Section 5.15 shall control.
Section 5.16    Use of Name. Following the Closing, Selling Parties shall cease using the name “Fleetwood Aluminum Products” or any variant thereof and within five (5) Business Days after the Closing Date, Holdco shall (a) change its name to a name that is not confusingly similar to, and does not contain, “Fleetwood Aluminum Products” and (b) provide evidence of the same to Buyer. Selling Parties shall reasonably cooperate with Buyer to coordinate such filings to ensure that all rights to the name “Fleetwood Aluminum Products” and any variant thereof vest solely in Buyer.
ARTICLE VI
CONDITIONS TO THE TRANSACTION
Section 6.1    Conditions to the Obligations of the Parties. The obligations of Selling Parties and Buyer to consummate the Contemplated Transactions are subject to the satisfaction

(or, if permitted by Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a)    No Injunction or Proceeding. No Law, statute, rule, regulation, executive order, decree, or preliminary or permanent injunction or restraining order will have been enacted, entered, promulgated, or enforced by any Governmental Authority which has the effect of enjoining, restraining, restricting or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions.
(b)    Required Antitrust Approvals. The Required Antitrust Approvals will have been obtained, waived, or made, as applicable, and the respective waiting periods required in connection with Required Antitrust Approvals will have expired or been terminated.
Section 6.2    Other Conditions to the Obligations of Selling Parties. The obligations of Selling Parties to consummate the Contemplated Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Sellers’ Representative (on behalf of Sellers) of the following further conditions:
(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made (without giving effect to any materiality, material adverse effect, or similar qualification in the representations and warranties), other than those representations and warranties that address matters as of any particular date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions.
(b)    Performance by Buyer. Buyer will have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)    Certificates. Buyer will have furnished the Sellers’ Representative and the Company with a certificate signed by its authorized officer to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
(d)    Buyer Deliverable Closing Documents. Prior to, or at, the Closing, Buyer will have delivered the following Closing documents in form and substance reasonably acceptable to the Sellers’ Representative and the Company:
(i)    a certified copy of the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is party and the consummation of the Contemplated Transactions;
(ii)    the Escrow Agreement, duly executed by Buyer; and
(iii)    all other documents, instruments, and writings reasonably requested by the Sellers’ Representative to be delivered by Buyer at or (to the extent not previously delivered) prior to the Closing under this Agreement.

(e)    Payment of Estimated Purchase Price. Buyer will have paid the Estimated Purchase Price in accordance with Section 1.3(c)(i).
Section 6.3    Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:
(a)    Representations and Warranties of Sellers. (i) The Fundamental Representations of Sellers shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though then made (without giving effect to any materiality, Seller Material Adverse Effect, or similar qualification in the representations and warranties), other than those representations and warranties that address matters as of any particular date, in which case as of such date, and (ii) the other representations and warranties of Sellers set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made (without giving effect to any materiality, Seller Material Adverse Effect, or similar qualification in the representations and warranties), other than those representations and warranties that address matters as of any particular date, in which case as of such date, except where the failure of such representations and warranties referenced in the immediately preceding clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
(b)    Representations and Warranties of the Company. (i) The Fundamental Representations of the Company shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though then made (without giving effect to any materiality, Company Material Adverse Effect, or similar qualification in the representations and warranties), other than those representations and warranties that address matters as of any particular date, in which case as of such date, and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made (without giving effect to any materiality, Company Material Adverse Effect, or similar qualification in the representations and warranties), other than those representations and warranties that address matters as of any particular date, in which case as of such date, except where the failure of such representations and warranties referenced in the immediately preceding clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Performance by Sellers and the Company. Each of Sellers and the Company will have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.
(d)    No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
(e)    Certificates. The Company will have furnished Buyer with a certificate signed by an authorized officer of the Company to the effect that the conditions set forth in Section 6.3(b) and Section 6.3(c) (with respect to actions of the Company) have been satisfied and the Sellers’ Representative will have furnished Buyer with a certificate signed by the Sellers’

Representative to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(c) (with respect to actions of Sellers) have been satisfied.
(f)    Seller Deliverable Closing Documents. Prior to or at the Closing, the Sellers’ Representative (on behalf of the Sellers) will have delivered to Buyer:
(i)    the Escrow Agreement, duly executed by the Sellers’ Representative;
(ii)    a duly executed IRS Form W-9 by Holdco;
(iii)    evidence of the completion of the Pre-Closing Reorganization, to the reasonable satisfaction of the Buyer; and
(iv)    all other documents, instruments, and writings reasonably requested by Buyer to be delivered by each Seller at or (to the extent not previously delivered) prior to the Closing under this Agreement.
(g)    Company Deliverable Closing Documents. Prior to or at the Closing, the Company will have delivered to Buyer:
(i)    written resignations of each of the directors and officers of the Company;
(ii)    pay-off letters, in a form reasonably satisfactory to Buyer, executed by the third parties to any agreements or other arrangements reflecting Indebtedness for borrowed money of the Company as of the Closing with such third parties, to the extent applicable, and the Company shall have provided reasonably satisfactory written evidence that any and all Encumbrances related to such Indebtedness have been, or will be, removed or terminated;
(iii)    a certificate executed by the secretary of the Company, certifying: (1) the incumbency and specimen signature of each officer of the Company executing this Agreement or any other ancillary documentation referenced herein on the Company’s behalf; (2) a certified copy of the resolutions of the board of managers of the Company authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; (3) copies of the Governing Documents of the Company certified by the Secretary of State of the State of Delaware as of a date not more than thirty (30) days prior to the Closing Date; and (4) a good standing certificate with respect to the Company certified by the Secretary of State of the State of Delaware as of a date not more than thirty (30) days prior to the Closing Date;
(iv)    the duly executed consents of, or notices duly provided to, those third parties and Governmental Authorities set forth on Section 6.3(g)(iv) of the Disclosure Schedules; and
(v)    all other documents, instruments, and writings reasonably requested by Buyer to be delivered by the Company at or (to the extent not previously delivered) prior to the Closing under this Agreement.

ARTICLE VII
TERMINATION AND ABANDONMENT
Section 7.1    Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Parties;
(b)    by the Sellers’ Representative or Buyer, if the Closing will not have occurred on or before December 31, 2023 (the “Outside Date”), provided, however, that the terminating Party is not in material breach of its obligations under this Agreement prior to exercising its right to termination hereunder; provided, further, that if on the Outside Date the conditions to the Closing set forth in Section 6.1(b) will not have been satisfied but all other conditions to the Closing will be satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)), then any of the foregoing Parties will have the right to extend the Outside Date an additional thirty (30) calendar days by notifying the other Parties in writing of such election before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any terminating Party whose failure to fulfill any obligation under this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by the Sellers’ Representative or Buyer, if any Governmental Authority will have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting any material portion of the Contemplated Transactions and such order, decree, ruling, or other action will have become final and non-appealable; provided, however, that the terminating Party is not in material breach of its obligations under this Agreement prior to exercising its right to termination hereunder;
(d)    by Buyer upon written notice to the Sellers’ Representative and the Company, if there will have been a material breach of any of the representations or warranties set forth in Article II or Article III or a material breach of any agreements or covenants on the part of Sellers or the Company, in each case, that has rendered the satisfaction of any conditions set forth in Section 6.3 incapable of fulfillment, such violation or breach has not been waived by Buyer, and the breach has not been cured within thirty (30) calendar days following Buyer’s written notice of such breach and is not capable of being cured prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 7.1(d), if not exercised, will terminate ten (10) Business Days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 7.1(d) will not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(e)    by the Sellers’ Representative upon written notice to Buyer, if there will have been a material breach of any of the representations, warranties, agreements, or covenants set forth in this Agreement on the part of Buyer that has rendered the satisfaction of any conditions set forth in Section 6.2 incapable of fulfillment, such violation or breach has not been waived by the Sellers’ Representative, and the breach has not been cured within thirty (30) calendar days following the Sellers’ Representative’s written notice of such breach and is not capable of being cured prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 7.1(e), if not exercised, will terminate ten (10) Business Days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 7.1(e) will not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(f)    Notwithstanding the foregoing, neither Buyer nor the Sellers’ Representative will have the right to terminate this Agreement pursuant to Section 7.1(b) during the pendency of a legal proceeding for specific performance pursuant to Section 9.7.
Section 7.2    Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 hereof, written notice thereof will forthwith be given to the other Parties, and, except as set forth in this Section 7.2, this Agreement will terminate and be void and have no effect and the Contemplated Transactions will be abandoned; provided that if (x) such termination will (i) result from the Intentional Breach of any covenant or other agreement contained herein or (ii) occur following an Intentional Breach or (y) the Intentional Breach of any covenant or other agreement contained herein will cause the Closing not to occur, then such breaching Party will be fully liable for any and all damages incurred or suffered by the other Parties as a result of such failure or breach. If this Agreement is terminated as provided herein:
(a)    all information received by Buyer with respect to the business, operations, assets, or financial condition of the Company will remain subject to the Confidentiality Agreement; and
(b)    notwithstanding the termination hereof, the Confidentiality Agreement and the following Sections of this Agreement will remain in full force and effect: (i) Section 5.3(a) relating to confidentiality matters, (ii) Section 7.1 and this Section 7.2, and (iii) Article IX.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
Section 8.1    Survival.
(a)    The representations and warranties of the Sellers and the Company contained in Article II or III of this Agreement, respectively, shall terminate upon the date that is twelve (12) months after the Closing Date, except that the representations and warranties contained in Sections 2.1 (Authorization; Valid and Binding Agreement), 2.3 (Ownership, etc.), 2.5 (Brokers and Finders), 3.1 (Organization, Qualification), 3.2 (Capitalization of the Company), 3.3 (Authorization; Valid and Binding Agreement), and 3.16 (Brokers and Finders) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely. The representations and warranties of Buyer contained in Article IV of this Agreement shall terminate upon the expiration of the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement that are to be performed, in whole or in part, following the Closing, shall survive the Closing until fully performed; provided, however, that the obligation to indemnify under Section 8.2(a)(vii) shall terminate upon the expiration of the applicable statute of limitations.
(b)    Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable survival period, an Indemnifying Party has been notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of on the last day of the applicable survival period, such claim will continue to survive and will remain a basis for indemnity hereunder, and for the Indemnified Party to receive recovery with respect to such Losses, until such claim is finally resolved or disposed of in accordance with the terms hereof.
Section 8.2    Indemnification by Sellers.
(a)    Subject to the limitations set forth in this Section 8.2, from and after the Closing, each of the Sellers and Holdco (each, an “Indemnifying Party”), jointly and severally (provided, however, with respect to any indemnifiable Losses under Section 8.2(a)(i), Section 8.2(a)(iii), and Sections 8.2(a)(v)-(viii), no Seller shall be liable for greater than his, her or its respective Indemnification Pro Rata Percentage of such Loss, and with respect to any indemnifiable Losses under Section 8.2(a)(ii) and Section 8.2(a)(iv), Sellers shall be liable on a several and not joint basis and no Seller shall be liable for Losses with respect to any breach of any other Seller), shall indemnify, defend and hold harmless Buyer and its respective Affiliates (including, following the Closing, the Company), and their respective directors, officers, managers, stockholders, employees, agents and Representatives and their respective heirs, executors, successors and assigns, each in their capacity as such (collectively, the “Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, or incurred or suffered by any of the Indemnified Parties, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise, directly or indirectly resulting from, arising out of or relating to:
(i)    any breach, inaccuracy or failure to be true and correct, of any representation or warranty made by the Sellers, Holdco or the Company contained in Article III of this Agreement;
(ii)    any breach, inaccuracy or failure to be true and correct, of any representation or warranty made by such Seller contained in Article II of this Agreement; provided that, for the avoidance of doubt, in no event will any Seller be liable for Losses with respect to any breach, inaccuracy or failure to be true and correct, of any representation or warranty made by any other Seller contained in Article II of this Agreement;
(iii)    any breach of any covenant or agreement of the Company contained in this Agreement;
(iv)    any breach of any covenant or agreement of a Seller contained in this Agreement; provided that, for the avoidance of doubt, in no event will any Seller be liable for Losses with respect to any breach of any covenant made by any other Seller contained in this Agreement;
(v)    any Indebtedness to the extent not paid solely by the Company (or the Sellers or by any of Affiliate of the Company, in each case, on behalf of the Company) and not taken into account in the Final Purchase Price;
(vi)    any Sellers Expenses to the extent not paid solely by the Company (or the Sellers or by any of Affiliate of the Company, in each case, on behalf of the Company) and not taken into account in the Final Purchase Price;

(vii)    without duplication (and other than any Taxes to the extent such Taxes were taken into account as a liability in the calculation of Closing Indebtedness or otherwise in the determination of Final Purchase Price pursuant to Section 1.3(d)), any (A) Transfer Taxes for which the Sellers are responsible pursuant to Section 5.15(d); (B) Taxes of Holdco or the Company for a Pre-Closing Tax Period (determined in accordance with Section 5.15(c) for taxable periods including but not ending on the Closing Date); and (C) Taxes imposed on Sellers or any of the Seller’s Affiliates (other than the Company) for any taxable period (provided that, in the case of Taxes described in this clause (C), solely the applicable Seller shall be liable); and
(viii)    the Retained Assets, the Retained Liabilities, and the items set forth on Section 8.2(a)(viii) of the Disclosure Schedule.
(b)    Subject to the other limitations set forth in this Article VIII:
(i)    for any claims for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) (other than with respect to claims for breaches of Fundamental Representations or in the case of Fraud), the Indemnified Parties shall be entitled to indemnification, to the extent the aggregate amount of all such Losses exceed one million two hundred thousand dollars ($1,200,000) (the “Deductible”), in which event the Indemnifying Parties shall only pay or be liable for Losses pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) in excess of the Deductible;
(ii)    the maximum aggregate liability of Indemnifying Parties for Losses under Section 8.2(a)(i) or Section 8.2(a)(ii) (other than with respect to claims for breaches of Fundamental Representations or in the case of Fraud), shall not exceed the Indemnity Escrow Amount;
(iii)    the maximum aggregate liability of any Indemnifying Party for Losses hereunder shall not exceed their respective Indemnification Pro Rata Percentage of the aggregate Final Purchase Price actually received by Holdco from Buyer hereunder;
(iv)    for any claims of indemnification pursuant to Section 8.2(a)(i), Section 8.2(a)(iii), or Sections 8.2(a)(v)-(vii), the Indemnifying Party shall be entitled to recover (A) first, from the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement until the Indemnity Escrow Fund has been exhausted, (B) second, directly against Holdco, and (C) third, directly against Sellers, in accordance with their respective Indemnification Pro Rata Percentages;
(v)    for any claims of indemnification pursuant to Section 8.2(a)(viii), the Indemnifying Party shall be entitled to recover (A) first, directly against Holdco, and (B) second, directly against Sellers, in accordance with their respective Indemnification Pro Rata Percentages; provided that, notwithstanding the foregoing, the Indemnifying Party may in its sole discretion, but shall not be obligated to, elect to recover all or a portion of such Losses from Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement until the Indemnity Escrow Fund has been exhausted; and
(vi)    no Selling Party shall be liable (A) for any Losses relating to any specific matter to the extent that there is included in the Financial Statements a specific liability or specific reserve for such matter, or (B) for any duplication of amounts taken into account in the Final Purchase Price.

(c)    Notwithstanding any provision of this Agreement to the contrary, for purposes of determining the amount of any Losses (and not for purposes of determining whether any breach has occurred), except as set forth in Section 3.6(a) or with respect to the defined term “Material Contract”, any materiality, Company Material Adverse Effect or other similar qualifications or other similar terms or phrases contained or incorporated, directly or indirectly, in any such representation or warranty shall be disregarded and have no effect (as if such standard or qualification were deleted from such representation or warranty).
(d)    Notwithstanding anything to the contrary in this Agreement, with respect to any indemnity amounts payable pursuant to Section 8.2(a)(ii) or Section 8.2(a)(iv), the Indemnified Party shall recover from the Indemnifying Party(ies) who is/are liable for such Losses pursuant to Section 8.2(a)(ii) or Section 8.2(a)(iv), and shall not obtain any amounts from the Indemnity Escrow Amount.
(e)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit liability for Fraud.
(f)    The Indemnified Party shall use its commercially reasonable efforts to mitigate all Losses, including seeking recovery under insurance policies (including, without limitation, the Tail Policy) or indemnity, contribution or other similar agreements for any Losses after becoming aware of any fact, event or circumstances which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder; provided that such commercially reasonable efforts shall not require any Indemnified Party to initiate or prosecute any Proceeding against an insurer. The amount of Losses for which indemnification shall be available pursuant to this Article VIII shall be reduced by (i) any insurance proceeds actually received from a third-party insurer by the Indemnified Party or its Affiliates in connection with the matter giving rise to such Losses (net of the amount of costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments or increased premiums) and (ii) any indemnity or contribution amounts actually received from third parties by the Indemnified Party or its Affiliates in connection with the matter giving rise to such Losses (net of any applicable costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof) (such net recoveries under clauses (i) and (ii), “Net Recoveries”). If the Indemnified Party or any of its Affiliates actually received a Net Recovery with respect to any Losses after an Indemnifying Party has actually made a payment to the Indemnified Party or its Affiliates with respect to such Losses, such Indemnified Party or its Affiliates with respect to such Losses, such Indemnified Party shall promptly pay over to the Indemnifying Party that amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party or its Affiliate if such Net Recovery had been received prior to such payment by the Indemnifying Party, provided that the Indemnified Party shall not be obligated to pay over any such amount in excess of the amount of the indemnity payment hereunder to the Indemnified Party with respect to such claim.
Section 8.3    Indemnification Procedures.
(a)    Promptly after receipt by an Indemnified Party of notice from a third party of a threatened or filed complaint or a threatened or actual commencement of any Action (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will provide written notification (which shall state in reasonable detail the nature and basis of such Third Party Claim, the basis of the claim for indemnification with respect thereto and (to the extent known or reasonably ascertainable) the amount (or estimate) of Losses related thereto), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which the Indemnified Party is entitled to indemnification hereunder, to the applicable Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Claim except to the extent, and only to the extent that, such failure to notify the Indemnifying Party results in material prejudice to the Indemnifying Party with respect to such Third Party Claim.
(b)    The Indemnifying Party shall have the right to control the defense of the Third Party Claim upon notice to the Indemnified Party in writing within thirty (30) days after receipt of notice of the Third Party Claim from the Indemnified Party, provided that: the Third Party Claim involves only money damages and does not seek equitable or injunctive relief. In the event that the Indemnifying Party does deliver notice as prescribed in this Section 8.3(b) and thereby properly elects to conduct the defense of the subject Third Party Claim: (A) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request; and (B) the Indemnifying Party shall not be obligated to post a bond or provide other security required in connection with such Third Party Claim. In the event that any of the conditions in this Section 8.3(b) is or becomes unsatisfied, however, or the Indemnifying Party fails to give notice of its election to conduct the defense of a Third Party Claim within the time and as prescribed in this Section 8.3(b) or otherwise elects not to assume the defense of the Third Party Claim pursuant to this Section 8.3(b), then (i) the Indemnified Party shall have the right to control such defense of and may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnified Party may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, except that the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld)); and (ii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, incurred with respect to, in the nature of, or caused by the Third Party Claim to the extent provided in, and subject to the limitations set forth in, this Article VIII. The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other parties, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third Party Claim.
(c)    So long as the Indemnifying Party provides proper notice under Section 8.3(b): (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 8.3(b); (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (which, for the avoidance of doubt, shall include all legal fees and similar expenses incurred in the defense of such Third Party Claim) and participate in the defense of the Third Party Claim; provided, however, that the Indemnified Party will be entitled to participate in any such defense (which, for the avoidance of doubt, shall include any counterclaims with respect to such Third Party Claim) with separate counsel of its own choosing at the expense of the Indemnifying Party if: (A) so requested by the Indemnifying Party to participate, (B) upon the advice of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (C) such Third Party Claim arises out of or is related to the matters set forth in Section 8.2(a)(viii) of the Disclosure Schedule; provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third Party Claim (and any local counsel); and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the claimant in the applicable Third Party Claim and such settlement offer provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article VIII, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnified Party declined to accept.
(d)    If an Indemnified Party claims a right to payment pursuant to this Article VIII not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party will promptly send written notice of such claim to the Indemnifying Party. Such notice will specify in reasonable detail the nature and basis for such claim, the basis of the claim for indemnification with respect thereto and (to the extent known or reasonably ascertainable) the amount (or estimate) of Losses related thereto (a “Claim Notice”), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which the Indemnified Party is entitled to indemnification hereunder. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Indemnifying Party will work together in good faith to establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, no later than thirty (30) days after its receipt of a Claim Notice, the Indemnifying Party may (i) agree that the Indemnified Party is entitled to receive payment for all of the Losses at issue in the Claim Notice or (ii) object to any Direct Claim set forth in such Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Objection Notice”), which shall set forth in reasonable detail each disputed item and the basis for each such disputed item. Any dispute regarding the Indemnified Party’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 12.8 herein or as otherwise agreed in writing between the Parties.
(e)    If an Objection Notice is timely received, then the amount disputed in such Objection Notice shall be treated as a disputed claim, and any resolution of such disputed claim adjudicated by litigation among the parties will be in accordance with Section 9.6.

(f)    Notwithstanding anything herein to the contrary, procedures with respect to any Tax Proceeding shall be governed exclusively by Section 5.15.
Section 8.4    Release of Indemnity Escrow Amount. No later than 5:00 p.m. Eastern Time on the fifth (5th) Business Day following the twelve (12)-month anniversary of the Closing Date (the “Release Date”), the Indemnity Escrow Fund (less any Outstanding Claims) shall be released to Holdco for further distribution to Owners pursuant to the Escrow Agreement in accordance with each Owner’s respective Ownership Pro Rata Percentage.
Section 8.5    Exclusive Remedy. The parties acknowledge and agree that, except with respect to or in connection with Fraud, the provisions of this Article VIII set forth the exclusive rights and remedies of the parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the Contemplated Transactions. Notwithstanding the foregoing or anything else in this Agreement to the contrary, this Article VIII, including this Section 8.5, will not limit or modify in any respect (i) the provisions of Article II providing for the resolution of certain disputes relating to any portion of the Final Purchase Price between the parties or by the Independent Auditor, or (ii) the rights of the parties to seek equitable remedies (including specific performance or injunctive relief under Section 9.7).
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment and Modifications. This Agreement may be amended, modified, or supplemented at any time by the Parties, but only by an instrument in writing signed by the Buyer and the Sellers’ Representative.
Section 9.2    Extension; Waiver. At any time prior to the Closing, the Parties entitled to the benefits of any term or provision may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate, or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement, or condition contained herein. Any agreement on the part of Buyer to any such extension or waiver with respect to Sellers will be valid only if set forth in an instrument in writing signed on behalf of Buyer, and any agreement on the part of Sellers to any such extension or waiver with respect to Buyer will be valid only if set forth in an instrument in writing signed by the Sellers’ Representative on behalf of Sellers, but in each case any such waivers shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. Except as provided herein, no failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor will any single or partial exercise of such right preclude other or further exercise thereof or any other right.
Section 9.3    Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) will not be assigned by operation of Law or otherwise; provided, however, that Buyer may assign its rights and obligations to any of its Wholly Owned Subsidiaries unless to do so would restrict or delay the consummation of the Contemplated Transactions; provided, that no such assignment will relieve Buyer of its obligations hereunder.
Section 9.4    Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, each of which will remain in full force and effect.
Section 9.5    Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via email and receipt is confirmed, at the email address specified in this Section 9.5, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail at the email address specified in this Section 9.5 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:
If to Buyer, to:
Masonite Corporation
East 5th Avenue, Tampa, Florida 33605
E-mail: Ldepartment@masonite.com
Attention: Legal Department

    With a copy (which will not constitute notice) to:
Holland & Knight LLP
South Orange Avenue, Suite 2600, Orlando, Florida 32801
Email: tom.mcaleavey@hklaw.com
Attention: Tom McAleavey

If to the Company, to:
Fleetwood Aluminum Products, LLC
c/o Fleetwood Aluminum Products, Inc.
Fleetwood Way, Corona, CA 92879

Email: garyg@fleetwoodusa.com
Attention: Gary Gumbleton, CEO

    With a copy (which will not constitute notice) to:
Greenberg Traurig, LLP
1840 Century Park East, Suite 1900, Los Angeles, CA 90067
Email: Mark.Kelson@gtlaw.com, Ron.Birnkrant@gtlaw.com

Attention: Mark J. Kelson, Ron B. Birnkrant

If to the Sellers’ Representative (after the Closing), to:
[REDACTED]

    With a copy (which will not constitute notice) to:
Greenberg Traurig, LLP
1840 Century Park East, Suite 1900, Los Angeles, CA 90067
Email: Mark.Kelson@gtlaw.com, Ron.Birnkrant@gtlaw.com
Attention: Mark J. Kelson, Ron B. Birnkrant

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt thereof).
Section 9.6    Governing Law; Forum; Jurisdiction.
(a)    This Agreement, and all claims or causes of action (whether in contract, in tort, or by statute) that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to, any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy, or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of Law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each of the Parties waives any right or interest in having the Laws of any other state or foreign jurisdiction, including specifically, state Law regarding the statute of limitations or other limitations period, apply to any Party’s state Law claim, controversy, or dispute which in any way arises out of, or relates to, this Agreement or the Contemplated Transactions.
(b)    Each Party irrevocably agrees that any Action arising out of, or relating to, this Agreement or any of the Contemplated Transactions shall be brought and determined in a state or federal court located in New Castle County, Delaware (and each such Party shall not bring any Action arising out of, or relating to, this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the Contemplated Transactions, or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.6(b).
Section 9.7    Specific Performance. The Parties acknowledge and agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine. Accordingly, each of the Parties herby consents to the granting of equitable relief (including an injunction, specific performance or other equitable relief) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at Law or in equity. The Parties will not assert that a remedy of injunctive relief, specific performance, or other equitable relief is unenforceable, invalid, contrary to Law, or inequitable for any reason and will not assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 9.8    Publicity. No press release or similar public announcement or communication will, if prior to, or after, the Closing, be made or be caused to be made (including by such Parties’ respective Affiliates) concerning the execution or performance of this Agreement unless the Parties will have agreed in advance with respect thereto or, or as may be required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public statement or disclosure, in which case the Party required to make the release, announcement, or communication will, to the extent permitted, allow the other Parties reasonable time to comment on such release, announcement or communication in advance of such issuance. Buyer and the Company shall work together in good faith on a public relations strategy with respect to this Agreement and the Contemplated Transactions, including with respect to the announcement of the Contemplated Transactions to employees, customers and relevant Governmental Authorities. Notwithstanding the foregoing, following the Closing, Buyer shall be permitted to disclose this Agreement or any terms thereof, in any filing or press release, provided that Buyer shall allow the Sellers’ Representative reasonable time to comment on such filing or press release, and shall consider the Sellers’ Representative’s comments in good faith, in advance of such filing or issuance of such press release.
Section 9.9    Conflicts; Privileges.
(a)    It is acknowledged by each of the Parties that Holdco and the Company have retained Greenberg Traurig, LLP (“GT”) to act as its counsel in connection with the negotiation and the execution of this Agreement and the Contemplated Transactions and that GT has not acted as counsel for any other Person in connection with the Contemplated Transactions and that no other Party or Person has the status of a client of GT for conflict of interest or any other purposes as a result thereof in connection with the Contemplated Transactions.
(b)    Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company), on the one hand, and the Selling Parties or any of their respective Affiliates (including, prior to the Closing, the Company), on the other hand, relating to the subject matter of this Agreement (collectively, “Transaction Matters”), GT may represent any Selling Party or any of their respective Affiliates in such dispute, even though the interests of any such Selling Party or such Affiliates may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company), and even though GT may have represented the Company in a manner substantially related to such dispute, or may be handling ongoing matters for Buyer or the Company.
(c)    Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Company): (i) any claim that it has or may have that GT has a conflict of interest in connection with, or is otherwise prohibited from, engaging in representations with respect to the Transaction Matters and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Company) and a Selling Party or any Affiliates of a Selling Party, with respect to Transaction Matters, GT may represent any such party in such dispute, even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though GT may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Company.
(d)    Buyer, on behalf of itself and each of its Affiliates (including, after the Closing, the Company) further agrees that, as to all communications between GT and the Company, made in connection with the negotiation, preparation, execution, delivery, and Closing under, or any dispute arising in connection with, this Agreement or the Contemplated Transactions, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to the Selling Parties and shall not pass to, or be claimed by, Buyer or the Company.
Section 9.10    Provisions Concerning the Sellers’ Representative.
(a)    Appointment. Each Selling Party hereby irrevocably appoints Gary Gumbleton as the sole and exclusive agent, proxy and attorney-in-fact for such Selling Party for all purposes of this Agreement, the Escrow Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Selling Party’s behalf. The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Selling Party. Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized to:
(i)    in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Selling Party necessary to effectuate the Closing and consummate the Contemplated Transactions;
(ii)    receive and give all notices and service of process, make all filings, enter into all contractual obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 1.3, Article V or Article VI or any other Actions directly or indirectly arising out of or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions;
(iii)    receive and give all notices, make all decisions and take all other actions on behalf of the Selling Parties in connection with the escrow account established pursuant to the Escrow Agreement, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow account any amounts owed by the Selling Parties pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the Contemplated Transactions;
(iv)    execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Selling Parties, any amendment to, or waiver of, any term or provision of this Agreement or the Escrow Agreement, or any consent, acknowledgment or release relating to this Agreement or the Escrow Agreement; and
(v)    take all other actions permitted or required to be taken by or on behalf of the Selling Parties under this Agreement or the Escrow Agreement and exercise any and all rights that the Selling Parties or the Sellers’ Representative are permitted or required to do or exercise under this Agreement or the Escrow Agreement.
(b)    Liability. The Selling Parties will jointly and severally indemnify the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder, except for Losses directly arising out of, or caused by, the Sellers’ Representative’s gross negligence, bad faith or willful misconduct; provided, that, all expenses and Losses of the Sellers’ Representative, in such Person’s capacity as such, shall first be satisfied from the Sellers’ Representative Fund and, to the extent that there are insufficient funds therein, from Holdco, and if not paid by Holdco within five (5) Business Days, directly from Sellers, severally and not jointly, in accordance with their respective Indemnification Pro Rata Percentages, as provided above. The Sellers’ Representative shall owe no duties, fiduciary or otherwise, to any particular Seller in connection with the performance of the Sellers’ Representative’s obligations under this Agreement. Sellers’ Representative shall establish and manage an account (the “Sellers’ Representative Fund”) to hold funds for the purpose of paying any amounts due and payable by the Sellers pursuant to this Agreement and any other amounts as may be agreed to by the Sellers; provided, however, that, unless otherwise deemed advisable by the Sellers’ Representative, the Sellers’ Representative Fund Amount shall remain in the Sellers’ Representative Fund until the earlier of (i) the date that all funds in the Sellers’ Representative Fund have been exhausted to satisfy the Sellers’ obligations under this Agreement and (ii) the one (1)-year anniversary of Closing, and the Sellers’ Representative Fund shall be distributed to Holdco, for further distribution to the Owners in accordance with their respective Ownership Pro Rata Percentages.
(c)    Reliance on Appointment; Successor Sellers’ Representative. Buyer may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 9.10 until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 9.10. In so doing, Buyer may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement and the Escrow Agreement notwithstanding any dispute or disagreement among any of the Sellers or the Sellers’ Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Seller, the Sellers’ Representative or any other Person. Buyer and its respective Affiliates and Representatives shall be entitled to disregard any notices or communications given or made by any Seller not given or made through the Sellers’ Representative. Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and shall be final and binding upon each of the Sellers. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by the Sellers holding at least a majority-in-interest (determined by reference to their respective Indemnification Pro Rata Percentages) and delivered to Buyer, the Sellers may remove and designate a successor Sellers’ Representative. If the Sellers’ Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, then the Sellers holding at least a majority-in-interest (determined by reference to their respective Indemnification Pro Rata Percentages) shall have the right to appoint another Seller to act as the replacement Sellers’ Representative who shall serve as described in this Agreement and, under such circumstances, Buyer shall be entitled to rely on any and all actions taken and decisions made by such replacement Sellers’ Representative.
Section 9.11    Release.
(a)    Effective as of the Closing Date, each of the Selling Parties, on behalf of themselves and, as applicable, their employees, officers, managers, equityholders, members, directors, shareholders, Representatives, agents, successors, predecessors, Affiliates, attorneys and assigns (the “Seller Related Parties”), hereby releases, acquits and forever discharges Buyer, the Company, and each of their respective employees, officers, directors, Representatives, agents, successors, predecessors, Affiliates, attorneys and assigns (collectively, the “Released Parties”), from any and all claims, rights, demands, causes of action, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees), whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, including California Civil Code Section 1542 and any other similar statutes, of any kind, nature and/or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise (collectively, “Release Claims”), arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of law, matter or cause occurring or arising prior to or on the Closing Date and arising from or related in any way to the ownership, operation or management of the Company on or prior to the Closing Date (including any and all arrangements between the Company, on the one hand, and the Selling Parties and their Affiliates or other Seller Related Parties (acting in their capacity as such), on the other hand, prior to the Closing), which any of the Selling Parties or any of the Seller Related Parties has had, now has, or may have in the future against the Released Parties, whether known or unknown (the foregoing release being the “Seller Release”); provided, however, that the Seller Release shall in no event apply to any of the Seller Excluded Claims.
(b)    For the purpose of the Seller Release, “Seller Excluded Claims” means any Release Claims by any Selling Party or Seller Related Party arising under (i) his, her or its rights under the Seller Release or this Agreement, (ii) claims for indemnity under the Governing Documents of the Company, and (iii) any rights under any policy of insurance carried by the Company. Notwithstanding anything to the contrary set forth in this Agreement, Mark McCoy and his Affiliates (y) shall not and will not be deemed to be Seller Related Parties, and (z) shall not and will not be deemed to be providing a release of claims in favor of any of the Released Parties.
(c)    Each of the Selling Parties hereby agrees not to, and to not cause the Seller Related Parties to, directly assert any Release Claim or demand, or file, commence, institute or cause to be commenced any suit or proceeding of any kind, against or on behalf of any of the Released Parties, in their corporate or individual capacities, for any Release Claims released by the Seller Release.
Section 9.12    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
Section 9.13    Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party will have received a counterpart hereof signed by the other Parties. For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart will be deemed an original and all such counterparts together will constitute one and the same instrument. Electronic transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed electronic transmission will be deemed the same as the delivery of an original.
Section 9.14    Expenses. The Selling Parties shall be responsible for and shall pay at or prior to the Closing all Sellers Expenses incurred or payable by or on behalf of the Company in connection with this Agreement and the consummation of the Contemplated Transactions, such that, following the Closing, there is no Liability in respect thereof to the Company, Buyer or their respective Affiliates. For the avoidance of doubt, the parties acknowledge that any payment made on the Closing Date by Buyer or any of its Affiliates of the Estimated Sellers Expenses pursuant to Section 1.3(c)(i)(D) is being made for convenience only on behalf of the Selling

Parties, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Whether or not the Contemplated Transactions are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with the Contemplated Transactions will be paid by the Party incurring such expenses; provided, however, that, for the avoidance of doubt, Buyer will be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act or any other filing made pursuant to any Regulatory Law.
Section 9.15    Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.
Section 9.16    Parties in Interest. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or in each case such Parties’ permitted assigns, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing will not limit the rights of directors, managers, officers, employees, and agents of the Company under Section 5.9.
Section 9.17    Interpretation. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on,” “set forth in” or “given effect in numbers on” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, to the extent that (a) there is a reserve, accrual or other similar item underlying a number on the face of such balance sheet or financial statement that relates to the subject matter of such representation or (b) such item is otherwise set forth on the face of such balance sheet or financial statement or in the notes thereto. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be disjunctive but not exclusive. The words “date hereof” will refer to the date of this Agreement. The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. References to any statute will be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute will be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
Section 9.18    Schedules. The disclosure of any matter in any Section of the Disclosure Schedules will expressly not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material for the purpose of this Agreement. Any information, item, or other disclosure set forth in any Section of the Disclosure Schedules will be deemed to have been set forth in any other Section of the Disclosure Schedules, if the relevance of such disclosure to such other Section of the Disclosure Schedules is reasonably apparent from the facts specified in such disclosure. For convenience of reference, a Section of the Disclosure Schedules may include a cross reference to other Sections of the Disclosure Schedules, but such cross reference does not mean that where a cross reference is not included, such deemed disclosure is inapplicable, as long as such disclosure would, on its face, be reasonably applicable to such other Sections of the Disclosure Schedules. All exhibits attached to the Disclosure Schedules will be incorporated by reference. Any terms in the Agreement will have the same meaning when used in the Disclosure Schedules as when used in the Agreement, unless the context otherwise requires.
Section 9.19    No Recourse Against Nonparty Affiliates. No Person who is not a Party, including, without limitation, any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to Buyer for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, Buyer hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
COMPANY:
FLEETWOOD ALUMINUM PRODUCTS, LLC
By: /s/ Gary Gumbleton
Name: Gary Gumbleton
Title: Chief Executive Officer
HOLDCO:
FLEETWOOD ALUMINUM PRODUCTS, INC.
By: /s/ Gary Gumbleton
Name: Gary Gumbleton
Title: Chief Executive Officer
SELLERS:
THE V. GLENN MCCOY AND B. JANICE MCCOY FAMILY TRUST DATED 12/30/91
By: /s/ B. Janice McCoy
Name: B. Janice McCoy
Its: Trustee
By: /s/ Michele April Davis
Name: Michele April Davis
Its: Trustee
THE MARA JAN MCCOY DECLARATION TRUST, DATED FEBRUARY 28, 2006
By: /s/ Mara Jan McCoy
Name: Mara Jan McCoy
Its: Trustee
Annex A
A-1

THE MARK W. DAVIS AND MICHELE A. DAVIS FAMILY TRUST, DATED DECEMBER 1, 2005
By: /s/ Michele April Davis
Name: Michele April Davis
Its: Trustee
By: /s/ Mark W. Davis
Name: Mark W. Davis
Its: Trustee
THE GARY P. GUMBLETON AND MICA E. GUMBLETON REVOCABLE TRUST DATED 3/10/10
By: /s/ Mica Gumbleton
Name: Mica Gumbleton
Its: Trustee
By: /s/Gary Gumbleton
Name: Gary Gumbleton
Its: Trustee
THE GLENN AND JANICE MCCOY FAMILY FOUNDATION
By:/s/ B. Janice McCoy
Name: B. Janice McCoy
Its: President
/s/ Michele April Davis
Michele April Davis
/s/ Mica Elizabeth Gumbleton
Mica Elizabeth Gumbleton
/s/ Mara Jan McCoy Cartier
Mara Jan McCoy Cartier
Annex A
A-2

MATTHEW DAVIS STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MICHAEL DAVIS STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MARISSA DAVIS STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MASON GUMBLETON STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
COOPER GUMBLETON STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
Annex A
A-3

KELSIE MCCOY STOCK TRUST STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MEREDITH BONINE STOCK TRUST STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MADELINE MCCOY STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MEAGAN MCCOY STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
MALLORY MCCOY STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
Annex A
A-4

MATTHEW MCCOY STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
WILLIAM MCCOY STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
ANTHONY DEDOMINICO STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
JOSEPH DEDOMINICO STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee
LUCAS CRISTANTI STOCK TRUST DATED DECEMBER 31, 2020 By: /s/ Michele April Davis Name: Michele April Davis Its: Trustee

Annex A
A-5

SELLERS’ REPRESENTATIVE:
/s/ Gary Gumbleton
Gary Gumbleton

Annex A
A-6

BUYER:
MASONITE CORPORATION
By: /s/ Howard C. Heckes
Name: Howard C. Heckes
Title: President and Chief Executive
Officer
Annex A
A-7

ANNEX A
DEFINITIONS
For purposes of this Agreement, the following terms, when used in this Agreement, have the meanings assigned to them in this Annex A.
“Accounting Principles” means shall mean the accounting principles, procedures, methods and practices used in preparing the Annual Financial Statements and the Example Calculation of Net Working Capital.
“Acquisition Transaction” has the meaning set forth in Section 5.10(a).
“Action” means any action, cause of action, claim, demand (including demand letters), suit, lawsuit, audit, inquiry, audit, examination, complaint, charge, hearing, notice of violation, proceeding, litigation, citation, summons, subpoena, mediation, arbitration by or before any court or grand jury, any Governmental Authority or arbitration tribunal, or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjusted Purchase Price” means an amount equal to (a) Two Hundred and Eighty-Five Million dollars ($285,000,000), plus (b) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (c) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, plus (d) the Closing Cash, minus (e) the Closing Indebtedness, minus (f) the Sellers Expenses, in each case as finally determined pursuant to Section 1.3(d), plus (g) the Estimated Tax Gross-Up Amount.
“Adjustment Escrow Account” has the meaning set forth in Section 1.3(c)(i)(A).
“Adjustment Escrow Amount” means an amount equal to four million seven hundred ninety-nine thousand three hundred dollars ($4,799,300).
“Adjustment Escrow Funds” means the Adjustment Escrow Amount as may be increased by investment earnings or decreased by investment losses or payments made in accordance with Section 1.3(e).
“Adjustment Time” means 11:59 p.m. Pacific time on the date immediately preceding the Closing Date.
“Affiliate Agreement” has the meaning set forth in Section 3.18(a).
“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Annex A

“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or any similar combined, consolidated, or unitary group defined under state, local or foreign income Tax Law).
“Agreement” has the meaning set forth in the Preamble.
“Annual Financial Statements” has the meaning set forth in Section 3.5(a).
“Anti-Corruption Laws” means (i) the provisions of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), (ii) the books and records provisions of the Foreign Corrupt Practices Act as they relate to any payment in violation of the Foreign Corrupt Practices Act, (iii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions; and (iv) local anti-corruption and bribery Laws of jurisdictions in which the Company has operated or operates.
“Balance Sheet Date” has the meaning set forth in Section 3.5(a).
“Business Covered Person” has the meaning set forth in Section 5.6(a).
“Business Day” means any day other than a Saturday, a Sunday or a day on which United States banks are closed generally.
“Business” means the Company’s business of designing, manufacturing, marketing, developing, distributing, licensing and selling luxury, aluminum windows and doors, in each case as conducted by the Company as of the date hereof.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Tax Group” has the meaning set forth in Section 5.15(h).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended from time to time, together with all applicable regulations and guidance.
“Cash” means cash and cash equivalents of the Company, specifically including marketable securities, short-term investments, and deposits with third parties (including deposits with landlords, and, for the avoidance of doubt, including deposits with landlords categorized as prepaid expenses), determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.
“Claim Notice” has the meaning set forth in Section 8.3(d).
“Closing Cash” means the Cash as of the Adjustment Time.
“Closing Date” has the meaning set forth in Section 1.1.
“Closing Indebtedness” means the Indebtedness as of immediately prior to Closing.
Annex A

“Closing Net Working Capital” means the Net Working Capital as of the Adjustment Time.
“Closing Statement” has the meaning set forth in Section 1.3(d).
“Closing” has the meaning set forth in Section 1.1.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Health Plan” has the meaning set forth in Section 3.10(h).
“Company IP Rights” has the meaning set forth in Section 3.14(a).
“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that, either individually or in the aggregate, is materially adverse to (a) the ability of the Company to consummate the Contemplated Transactions prior to the Outside Date or (b) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company; provided, however, that “Company Material Adverse Effect” will not include any event, occurrence, fact, condition or change to the extent resulting from (i) general economic, social, or political conditions; (ii) conditions generally affecting the industries in which the Company operates (including increases in competition); (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), police actions, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes or prospective changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof; (vii) the identity of Buyer or the announcement, pendency, or completion of the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships the Company; (viii) any natural or man-made disaster or acts of God; (ix) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood that, subject to the other clauses of this proviso, the events, developments, changes or effects underlying any such failure will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (x) any epidemic, pandemic, or disease outbreak (including the COVID-19 virus); or (xi) the declaration or continuation of any state, local or national emergencies; provided, further, that any event, development, change or effect referred to in any of clauses (i), (ii), (iii) and (iv) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be reasonably expected to occur if such event, development, change or effect disproportionately affects the Company, as compared to companies in a similar industry in which such party operates, in which case only the incremental disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
Annex A

“Company Products” means any and all products and services that are or have been marketed, offered, sold, licensed, provided or distributed by the Company, other than third-party products distributed or resold by the Company.
“Company” has the meaning set forth in the recitals.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 5, 2023, by and between the Company and Buyer.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the Pre-Closing Reorganization and the Sale.
“Contract” means any legally binding arrangement (whether written or oral), including any contract, agreement, lease, sublease, concession, purchase or sale order (excluding such orders delivered pursuant to another written agreement or entered into in the ordinary course of business), license, permits, instrument, indenture, note, bond, loan, instrument, commitment, understanding, conditional sales contract, or mortgage (including any amendment, extension, renewal, guarantee, or other supplement with respect thereto).
“Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Data Policies” means the Company’s publicly published policies, procedures and written representations concerning privacy, data protection, information security, access control, vulnerability management, incident response and security systems applicable to the Business.
“Deductible” has the meaning set forth in Section 8.2(b)(i).
“Direct Claim” has the meaning set forth in Section 8.3(d).
“Disclosure Schedule” means the disclosure schedule that the Company has delivered to Buyer as of the date of this Agreement.
“Disputed Item” has the meaning set forth in Section 1.3(d).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) and any “pension benefit plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), and each deferred compensation, retention, change of control, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity or equity-based compensation, phantom equity, consulting, severance, health, vacation, time off, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, prescription drug, disability, life, welfare, legal services, fringe benefit and other compensation and employee benefit plan, program, agreement, contract, policy, or arrangement that is maintained, sponsored, or contributed to by the Company for any current or former employee, officer, director or individual service provider (who is a natural person) of the Company or under which the Company has or could reasonably be expected to have Liability.
Annex A

“Encumbrance” means any lien (statutory or otherwise), encumbrance, security interest (exclusive of letters of credit held by landlords under a Material Real Property Lease), charge, mortgage, deed of trust, deed to secure debt, option in favor of a third party, pledge, hypothecation, restriction, right of priority, easement, or any other encumbrance, or other adverse claims (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing) and including any agreements to give any of the foregoing in the future in respect of such property or asset on transfer of title or voting of any nature whatsoever; provided that “Encumbrance” will not be deemed to include the license or granting of other Intellectual Property Rights.
“Enforceability Exceptions” has the meaning set forth in Section 2.1.
“Environmental Laws” means all applicable Laws of all Governmental Authorities, in each case concerning Hazardous Substances, pollution, protection of the environment, or human health and safety, as such of the foregoing were enacted and in effect on or prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Escrow Agent” has the meaning set forth in Section 1.3(c).
“Escrow Agreement” means that certain Escrow Agreement in substantially the form attached hereto as Exhibit B.
“Estimated Closing Cash” has the meaning set forth in Section 1.3(b).
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.3(b).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.3(b).
“Estimated Closing Statement” has the meaning set forth in Section 1.3(b).
“Estimated Purchase Price” has the meaning set forth in Section 1.3(a).
“Estimated Sellers Expenses” has the meaning set forth in Section 1.3(b).
“Example Calculation of Net Working Capital” has the meaning set forth in the definition of Net Working Capital.
“Export Controls” has the meaning set forth in Section 3.7(d).
“Final Determination Date” has the meaning set forth in Section 1.3(d).
“Final Purchase Price” means an amount equal to (a) Two Hundred and Eighty-Five Million dollars ($285,000,000), plus (b) the amount, if any, by which the Closing Net Working
Annex A

Capital exceeds the Target Net Working Capital, minus (c) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, plus (d) the Closing Cash, minus (e) the Closing Indebtedness, minus (f) the Sellers Expenses, in each case as finally determined pursuant to Section 1.3(d), plus (g) the Tax Gross-Up Amount as finally determined pursuant to Section 1.4.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“Flow-Through Tax Return” means any Tax Return (including, but not limited to, IRS Form 1120-S and associated Forms K-1 and corresponding state and local Tax Returns, including California Form 100S) that allocates income or Taxes to an entity’s owners. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes are not Flow-Through Tax Returns.
“Fraud” means that a Party has committed fraud in the making of a representation or warranty contained in Article II, Article III, or Article IV of this Agreement and requires that: (i) the Party to be charged with such fraud made a false representation of material fact in Article II, Article III, or Article IV of this Agreement; (ii) such Party had actual knowledge that such representation was false when made and made the representation with the intention of causing the party to whom it was made to take or refrain from taking action; (iii) the false representation caused the Party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the Party to whom the false representation was made suffered material damage by reason of such reliance. “Fraud” expressly excludes legal theories such as constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.
“Fundamental Representations” has the meaning set forth in Section 8.1(a).
“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that governs its legal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.
“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and any executive official thereof.
“Governmental Filings” has the meaning set forth in Section 2.2.
“GT” has the meaning set forth in Section 9.9(a).
Annex A

“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws.
“HCERA” has the meaning set forth in Section 3.10(h).
“Healthcare Reform Laws” has the meaning set forth in Section 3.10(h).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as of any time, without duplication, the aggregate amount of each of the following obligations of the Company (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, breakage costs, commitment and other fees, reimbursements, indemnities, and all other amounts payable in connection therewith): (i) any obligations of the Company under any indebtedness for borrowed money, (ii) any indebtedness of the Company evidenced by any note, bond, debenture, or other debt security, (iii) any commitment by which the Company assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances, bank guarantee, letters of credit or other similar instruments, in each case, to the extent drawn), (iv) any Liability of the Company with respect to interest rate swaps, collars, caps, and similar hedging obligations, (v) all obligations of the Company under capitalized leases in accordance with GAAP, (vi) all obligations of the Company for the deferred, contingent, or unpaid purchase price of property or service (including any earn-out obligations whether or not contingent and regardless of when due, but excluding trade payables and accrued expenses taken into account in the calculation of Net Working Capital), (vii) any transaction related to the sale, assignment or securitization of inventory or receivables for financing purposes to any third party, including all factoring and inventory agreements and similar agreements executed for the purpose of obtaining financing, (viii) any obligations in respect of dividends declared or other distributions payable, (ix) any unpaid Taxes of the Company (excluding (A) any Taxes of Holdco, (B) any income Tax liabilities or assets, and (C) any Retained Liabilities) for a Pre-Closing Tax Period that are originally due after the Closing for which Tax Returns have not yet been filed prior to the Closing (reduced by any prepayments or estimated payments of such Taxes) determined in accordance with the past practices (including reporting positions, elections and accounting methods) of Holdco or the Company and Section 5.15(c), (x) the amount of underfunding with respect to any Employee Benefit Plan that provides defined benefit pensions or retiree welfare benefits and the pro-rata portion of the amount of bonuses earned under the Company’s bonus plan as of the Closing Date, (xi) any amounts due or payable to any of the Sellers or any of their affiliates or directors, employees or officers of the Company by way of loans, including any accrued interest, and (xii) all obligations of the type referred to in clauses (i) through (xi) of any Persons the payment of which the Company is responsible or liable directly or indirectly as obligor, guarantor, surety, or otherwise.
“Indemnification Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on Schedule I attached hereto.
Annex A

“Indemnifying Party” has the meaning set forth in Section 8.2(a).
“Indemnity Escrow Amount” means an amount equal to twenty-one million three hundred seventy-five thousand dollars ($21,375,000).
“Indemnity Escrow Funds” means the Indemnity Escrow Amount as may be increased by investment earnings or decreased by investment losses or payments made in accordance with Article VIII.
“Independent Auditor” has the meaning set forth in Section 1.3(d).
“Independent Auditor” has the meaning set forth in Section 1.3(d)(iii).
“Insurance Policies” has the meaning set forth in Section 3.17.
“Intellectual Property Rights” means all (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, logos, slogans, trade dress and other similar indicia of source, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable works of authorship (“Copyrights”), (iv) trade secrets and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies that constitute trade secrets as defined under the Uniform Trade Secrets Act (“Trade Secrets”), (v) any proprietary software or firmware, including data files, source code, object code, application programming interfaces, graphical user interfaces, architecture, files, records, schematics, data flow diagrams, computerized databases and other related specifications and documentation and (vi) all applications and registrations for the foregoing.
“Intentional Breach” means, with respect to any agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date of this Agreement that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such agreement or covenant.
“Interim Financial Statements” has the meaning set forth in Section 3.5(a).
“IRS” means the United States Internal Revenue Service or any successor agency.
“IT Systems” has the meaning set forth in Section 3.14(f).
“Knowledge” means the following: (a) with respect to the Company, the actual knowledge of Gary Gumbleton and Michael Davis, after due inquiry of their respective direct reports listed on Schedule IV; (b) with respect to any Seller, the actual knowledge of such Seller, and (c) with respect to Buyer, the actual knowledge of the executive officers of Buyer.
“Law” means any law, constitution, treaty, convention, act, statute (including the Code and any Environmental Laws), ordinance, rule, regulation, order, writ, injunction, judgment,
Annex A

decree, ruling or similar requirement, policy, binding directive or guideline enacted, adopted, promulgated, issued or adopted by any Governmental Authority applicable in any jurisdiction.
“Leased Real Property” has the meaning set forth in Section 3.13.
“Liabilities” means any and all debts, indebtedness, liabilities, guarantees, assurances, commitments and obligations of any kind, whether accrued, fixed, contingent or absolute, asserted or unasserted, matured or inchoate, liquidated or unliquidated, accrued or not accrued, due or to become due, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment, or undertaking.
“Loss(es)” means, with respect to any Person, any and all liabilities, losses, claims, obligations, Taxes, damages, judgments, dues, settlements, assessments, fines, interest, penalties, deficiencies or awards, and costs, fees and expenses (including reasonable attorneys’ and other professionals’ fees and expenses) against or affecting such Person; provided that “Losses” shall not include any consequential, incidental, exemplary, special, indirect, and/or punitive damages except to the extent payable to a third party.
“Major Customers” has the meaning set forth in Section 3.19(a).
“Major Suppliers” has the meaning set forth in Section 3.19(b).
“Material Contracts” has the meaning set forth in Section 3.18(a).
“Material Contracts” has the meaning set forth in Section 3.18(a).
“Material Real Property Lease” has the meaning set forth in Section 3.13.
“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA and Section 3(37) of ERISA as of the date of this Agreement.
“Net Working Capital” means (i) the aggregate amount of the current assets of the Company, as of the Adjustment Time, minus (ii) the aggregate amount of the current liabilities of the Company, as of the Adjustment Time, in each case calculated in accordance with the Accounting Principles and the example calculation of Net Working Capital as of July 31, 2023 and principles attached hereto as Exhibit A (the “Example Calculation of Net Working Capital”); provided, that if there is any conflict between the Accounting Principles and the Example Calculation of Net Working Capital, then the Example Calculation of Net Working Capital shall control. “Net Working Capital” shall not include any amounts with respect to Closing Cash, Closing Indebtedness, Sellers Expenses, or any income Tax assets or Liabilities or any deferred Tax assets or Liabilities.
“Nonparty Affiliate” has the meaning set forth in Section 9.19.
“Notice of Disagreement” has the meaning set forth in Section 1.3(d).
“Objection Notice” has the meaning set forth in Section 8.3(d).
Annex A

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.
“OT Systems” has the meaning set forth in Section 3.14(f).
“Outside Date” has the meaning set forth in Section 7.1(b).
“Outstanding Claims” means, as of the applicable date of determination, amount in respect of all claimed Losses under then-pending indemnification claims subject to Claim Notices or demands for indemnification pursuant to Section 5.15 or Article VIII.
“Owners” or “Owner” has the meaning set forth in the Preamble.
“Ownership Pro Rata Percentage” means, with respect to each Owner, the percentage set forth opposite the name of such Owner on Schedule II attached hereto.
“Parties” means the parties to this Agreement, each of whom is sometimes referred to individually as a “Party.”
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights.”
“PBGC” has the meaning set forth in Section 3.10(j).
“Permits” means permits, licenses, registrations, approvals, certificates, and other authorizations of and from all Governmental Authorities or pursuant to any Law.
“Permitted Encumbrances” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or are being contested in good faith, (c) Encumbrances granted to any lender at the Closing in connection with any financing by Buyer of the Contemplated Transactions, (d) Encumbrances that will be released prior to, or as of, the Closing, (e) fee mortgages, easements, covenants, conditions, restrictions and other matters of record affecting title to the Leased Real Property which do not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business as currently conducted thereon, (f) statutory or common law liens or encumbrances to secure landlords, lessors, or renters under leases or rental agreements or in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (g) contractual liens provided for in any real property lease.
“Person” means any individual, corporation, limited liability company, partnership, trust or other entity.
“Personal Information” means, as pertinent to an identified and/or identifiable natural person: (1) the individual’s name, address, date of birth, financial account information, credit or debit card information, e-mail address, medical insurance number, Social Security number, and health information, including protected health information as that term is defined under HIPAA, as well as (2) any other data relating to such identified or reasonably identifiable natural person.
Annex A

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.
“Post-Transaction Employee” has the meaning set forth in Section 5.14(a).
“PPACA” has the meaning set forth in Section 3.10(h).
“Pre-Closing Reorganization” has the meaning set forth in the recitals.
“Pre-Closing Tax Period” means any taxable period or portion thereof, that ends on or prior to the Closing Date.
“Proceeding” or “Proceedings” means any judicial, administrative or arbitral Actions by or before any Governmental Authority.
“Purchase Price Decrease” has the meaning set forth in Section 1.3(e)(ii).
“Purchase Price Increase” has the meaning set forth in Section 1.3(e)(i).
“Registered Company IP Rights” has the meaning set forth in Section 3.14(b).
“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Release Date” has the meaning set forth in Section 8.4.
“Release” means any spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, air, surface water or groundwater, in violation of Environmental Laws.
“Representative” means, with respect to any Person, each of such Person’s directors, officers, employees, representatives, attorneys, accountants, members, managers, advisors, agents, successors and assigns.
“Required Antitrust Approvals” means any required filings, consents and approvals or absence of objections or action by any Governmental Authority pursuant to Regulatory Laws.
“Restricted Party” means a person or entity subject to the Sanctions administered by OFAC, included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders List, Denied Persons List, Entity List, Debarred Parties List, Excluded Parties List and Terrorist Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company by any Governmental Authority.
Annex A

“Sale” has the meaning set forth in the recitals.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State (including but not limited to the Laws implemented by OFAC at 31 C.F.R. Parts 500-599), or the United Nations Security Council.
“Schedules” means the component parts of the Disclosure Schedules.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Breach” has the meaning set forth in Section 3.14(h).
“Seller Material Adverse Effect” means, with respect to Sellers, any actual change, event or effect that, individually or in the aggregate with all other actual changes, events and effects, impairs, hinders, delays or otherwise adversely affects in any material respect the ability of Sellers to consummate the Contemplated Transactions.
“Seller Return” has the meaning set forth in Section 5.15(a).
“Seller Tax Refunds” has the meaning set forth in Section 5.15(h).
“Sellers Expenses” means, collectively, without duplication and solely to the extent not paid prior to the Adjustment Time, all fees, costs, and expenses incurred by the Company in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the Contemplated Transactions, including (i) the fees and expenses of the Company’s outside counsel, investment bankers and other advisors, whether incurred or subject to reimbursement, (ii) any bonuses (including transaction, stay, retention, discretionary or other similar bonuses), change of control payments, severance or similar payments payable to current or former directors, managers, officers, employees or other service providers of the Company as a result of the Contemplated Transactions (excluding any severance payable as a result of the termination of service of any service provider after the Closing); provided, however, that, to the extent that any portion of any retention payment is forfeited pursuant to the terms of the applicable retention agreement, then such amount shall instead be paid within five (5) Business Days of such forfeiture Holdco and not the applicable retention bonus recipient; and (iii) the employer portion of any payroll or similar Taxes payable in respect of amounts covered by clause (ii) above.
“Sellers’ Representative Fund Amount” shall mean one hundred fifty thousand dollars ($150,000.00).
“Sellers’ Representative Fund” shall have the meaning set forth in Section 9.10.
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Sellers” or “Seller” has the meaning set forth in the Preamble.
“Selling Party” has the meaning set forth in the Preamble.
Annex A

“Shares” has the meaning set forth in the recitals.
“Subsidiary” of a Person means a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.
“Tail Policy” has the meaning set forth in Section 5.9(b).
“Target Net Working Capital” means an amount equal to forty-seven million nine hundred ninety-three thousand dollars ($47,993,000).
“Tax Authority” means a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.15(e).
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) filed or required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Taxes” means any charges, fees, levies, imposts, duties, or other assessments in the nature of a tax, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, custom duties or other tax of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.
“Third Party Claim” has the meaning set forth in Section 8.3(a).
“Third Party IP” has the meaning set forth in Section 3.14(c).
“Trade Compliance Laws” means any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act (22 U.S.C. §§ 2778 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (c) the Export Control Reform Act of 2018 and the Export Administration Regulations (15 C.F.R. Parts 730-734.); (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s BIS and the U.S. Department of the Treasury’s Internal Revenue Service; (e) any Law, executive order or implementing regulations of OFAC (31 C.F.R. Parts 500-599), and Sanctions; and (f) all other applicable Laws concerning exports and imports, including in any jurisdictions in which the Company operates or has operated.
Annex A

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Trademark” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Transaction Deductions” means any deductions that would result from or be attributable to the Contemplated Transactions or that were incurred by Holdco or the Company in connection with this Agreement and the Contemplated Transactions, including: (i) the write-off of deferred financing fees, costs, and expenses; (ii) the payment of Seller Expenses or any other transaction-related fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants (including, for the avoidance of doubt, seventy percent (70%) of any success-based fees paid that are deductible under Revenue Procedure 2011-29); and (iii) the payment of Indebtedness or similar amounts.
“Transaction Documents” means this Agreement, the Escrow Agreement, and any other agreements, instruments, or documents entered into pursuant to this Agreement.
“Transaction Matters” has the meaning set forth in Section 9.9(b).
“Transfer Taxes” means any sales, use, transfer, real property transfer, recording, documenting, stamp, registration and stock transfer Taxes and any similar Taxes.
“Treasury Regulations” means the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.
“WARN Act” has the meaning set forth in Section 5.14(c).
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Annex A